CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
U.S.1.000% Notes due 2015	$1,000,000,000	99.791%	$997,910,000	$114,361	(1)
U.S.1.625% Notes due 2017	$1,250,000,000	99.728%	$1,246,600,000	$142,861	(1)
U.S.2.875% Notes due 2022	$1,000,000,000	99.064%	$990,640,000	$113,528	(1)
U.S.4.125% Notes due 2042	$1,000,000,000	98.258%	$982,580,000	$112,604	(1)
U.S. Floating Rate Notes due 2014	$1,000,000,000	100%	$1,000,000,000	$114,600	(1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-162380

333-162380-01

333-162380-02

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 16, 2011)

BHP Billiton Finance (USA) Limited

US$1,000,000,000 1.000% Senior Notes due 2015

US$1,250,000,000 1.625% Senior Notes due 2017

US$1,000,000,000 2.875% Senior Notes due 2022

US$1,000,000,000 4.125% Senior Notes due 2042

US$1,000,000,000 Senior Floating Rate Notes due 2014

Fully and unconditionally guaranteed by

BHP Billiton Plc and BHP Billiton Limited

BHP Billiton Finance (USA) Limited is selling US$1,000,000,000 aggregate principal amount of 1.000% senior notes due 2015, US$1,250,000,000 aggregate principal amount of 1.625% senior notes due 2017, US$1,000,000,000 aggregate principal amount of 2.875% senior notes due 2022, US$1,000,000,000 aggregate principal amount of 4.125% senior notes due 2042 (together, the “fixed rate notes”) and US$1,000,000,000 aggregate principal amount of senior floating rate notes due 2014 (the “floating rate notes” and, together with the fixed rate notes, the “notes”). BHP Billiton Finance (USA) will pay interest on fixed rate notes semi-annually in arrears on August 24 and February 24 of each year, beginning on August 24, 2012 until, and including, the respective maturity date. BHP Billiton Finance (USA) will pay interest on the senior floating rate notes on May 18, August 18, November 18 and February 18 of each year, beginning on May 18, 2012 until, and including, their maturity date.

The notes will be issued by BHP Billiton Finance (USA) and will be guaranteed by each of BHP Billiton Limited, an Australian limited company, and BHP Billiton Plc, an English public limited company. The notes will rank equally in right of payment with all of the issuer’s other unsecured and unsubordinated debt obligations. The guarantees will rank equally in the right of payment with each guarantor’s other unsecured and unsubordinated debt obligations.

BHP Billiton Finance (USA) will make payments of principal and interest on the notes, and the guarantors will make any payments coming due under the guarantees, free and clear of, and without withholding or deduction for, any Australian and United Kingdom taxes. In the event that payments of principal and interest on the notes or the guarantees become subject to Australian or United Kingdom withholding tax, BHP Billiton Finance (USA) or the guarantors, as applicable, will pay additional amounts so that the amount received by holders of notes after withholding tax will equal the amount that would have been received had no withholding tax been applicable, subject to some exceptions described in the attached prospectus.

In the event that changes in withholding tax law, treaties or interpretations require BHP Billiton Finance (USA) or the guarantors to pay these additional amounts, it may redeem the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to, but not including, the redemption date.

See “Risk Factors” beginning on page 1 of the attached prospectus for a discussion of material risks that you should consider before deciding whether to invest in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offence.

	Price to Investors	Underwriters’ Discount	Proceeds to the Issuer (before expenses)
Per 1.000% senior notes due 2015	99.791%	.25%	99.541%
Per 1.625% senior notes due 2017	99.728%	.35%	99.378%
Per 2.875% senior notes due 2022	99.064%	.45%	98.614%
Per 4.125% senior notes due 2042	98.258%	.875%	97.383%
Per senior floating rate notes due 2014	100%	.20%	99.800%
Total	$5,217,730,000	$21,250,000	$5,195,605,000

Interest on the notes will accrue from and including the delivery date.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, Luxembourg, on or about February 24, 2012.

Bookrunners

Barclays Capital	J.P. Morgan

BNP PARIBAS	RBS	UBS Investment Bank

February 21, 2012.

Prospectus

RISK FACTORS	1
ABOUT THIS PROSPECTUS	3
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE BHP BILLITON GROUP	3
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
THE BHP BILLITON GROUP	6
BHP BILLITON FINANCE (USA) LIMITED	7
ENFORCEMENT OF CIVIL LIABILITIES	8
DESCRIPTION OF DEBT SECURITIES THAT WE MAY OFFER	9
CLEARANCE AND SETTLEMENT	26
MATERIAL TAX CONSEQUENCES	31
PLAN OF DISTRIBUTION	38
LEGAL MATTERS	39
EXPERTS	40

You should read this prospectus supplement along with the attached prospectus. Both documents contain information you should consider when making your investment decision. You should rely on the information contained in or incorporated by reference into this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone does provide you with different or inconsistent information, you may not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the attached prospectus is accurate only as of the date on the bottom of the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the terms “we,” “our,” “us,” “BHP Billiton” and “BHP Billiton Group” refer to BHP Billiton Limited and BHP Billiton Plc, together with their respective subsidiaries (including the issuer). “BHP Billiton Limited Group” refers to the group that is BHP Billiton Limited and its subsidiary companies. “BHP Billiton Plc Group” refers to the group that is BHP Billiton Plc and its subsidiary companies. “BHP Billiton Limited” refers to the parent entity that was formerly BHP Limited before the implementation of the dual listed company structure and “BHP Billiton Plc” refers to the parent entity that was formerly Billiton Plc before the implementation of the dual listed company structure. We refer to BHP Billiton Finance (USA) Limited as “BHP Billiton Finance (USA)” or the “issuer.” We refer to BHP Billiton Limited and BHP Billiton Plc together as the “guarantors.”

This prospectus supplement contains the terms for this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in, or incorporated by reference into, the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the information in the attached prospectus, then the information in, or incorporated by reference into, this prospectus supplement, or incorporated by reference in this prospectus supplement, will apply and will supersede that information in, or incorporated by reference into, the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to those terms in the attached prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where you can find additional information.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement may constitute “forward-looking statements” (within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934), which are subject to various risks and uncertainties. These statements can be identified by the use of forward-looking terminology such as “intend,” “aim,” “project,” “anticipate,” “estimate,” “plan,” “believe” “expect,” “may,” “should,” “will,” “continue,” or other similar words. These statements discuss future expectations concerning the results of operations or financial condition or provide other forward-looking information. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

These statements include, but are not limited to, the information regarding:

•	estimated reserves;

•	trends in commodity prices and currency exchange rates;

•	demand for commodities;

•	plans, strategies and objectives of management;

•	closure or divestment of certain operations or facilities (including associated costs);

•	anticipated initial production or construction commencement dates;

•	expected costs or production output;

•	the anticipated productive lives of projects, mines and facilities;

•	industrial action;

•	provisions for contingent liabilities; and

•	tax and regulatory developments.

These forward-looking statements are not guarantees or predictions of future performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause actual results to differ materially from those expressed in the statements contained in this prospectus. When considering these forward-looking statements, you should keep in mind the cautionary statements contained or incorporated by reference in this prospectus. These statements describe circumstances that could cause actual results to differ materially from those contained in any forward-looking statement.

For example, our future revenues from our operations, projects or mines described in this prospectus supplement and the attached prospectus (including the documents incorporated by reference herein) will be based, in part, upon the market price of the minerals, metals or petroleum produced, which may vary significantly from current levels. These variations, if materially adverse, may affect the timing or the feasibility of the development of a particular project, or the expansion of certain facilities or mines. Other factors that may affect the actual construction or production commencement dates, costs or production output and anticipated lives of operations, mines or facilities include our ability to profitably produce and transport the minerals, petroleum and/or metals extracted to applicable markets, the impact of foreign currency exchange rates on the market prices of the minerals, petroleum or metals we produce, activities of government authorities in some of the countries where we are exploring or developing these projects, facilities or mines, including increases in taxes, changes in environmental and other regulations and political uncertainty and other factors identified in the description of the risk factors above. We cannot assure you that our estimated economically recoverable reserve figures, closure or divestment of such operations or facilities, including associated costs, actual production or commencement dates, cost or production output, or anticipated lives of the projects, mines and facilities discussed in this prospectus will not differ materially from the statements contained in this prospectus.

Except as required by applicable regulations or by law, we do not undertake any obligation to publicly update or review any forward-looking statements, whether as a result of new information or future events or otherwise.

INCORPORATION BY REFERENCE

The SEC allows BHP Billiton Limited and BHP Billiton Plc to “incorporate by reference” the information each of them files or furnishes with the SEC. This permits BHP Billiton Limited and BHP Billiton Plc to disclose important information to you by referring you to these filed or furnished documents. Any information referenced in this way is considered part of this prospectus, and any information that we file or furnish with the SEC subsequent to this prospectus and incorporate by reference into this prospectus will automatically be deemed to update and supersede this information, as described in more detail below. We incorporate by reference the following documents that have been filed or furnished with the SEC:

•	The Annual Report on Form 20-F of BHP Billiton Limited and BHP Billiton Plc for the fiscal year ended June 30, 2011.

•

The report on Form 6-K of BHP Billiton Limited and BHP Billiton Plc furnished to the SEC on February 21, 2012, which includes our unaudited financial information as of and for the six months ended December 31, 2011 and 2010.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement, this prospectus supplement and the attached prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement, this prospectus supplement or the attached prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference in such documents. Requests should be directed to BHP Billiton, 180 Lonsdale Street, Melbourne, Victoria 3000, Australia; telephone: 011 61 3 9609 3333.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BHP Billiton Limited and BHP Billiton Plc file or furnish annual and other reports and other information with the SEC. You may read and copy any document that BHP Billiton Limited or BHP Billiton Plc has filed or furnished at the SEC’s public reference room located at 100 F Street, NE Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports filed or furnished by us. Such documents are only incorporated by reference to the extent set forth herein. See “Incorporation by reference.”

American depositary shares representing ordinary shares of BHP Billiton Limited are listed on the New York Stock Exchange, and its ordinary shares are listed on the Australian Stock Exchange. American depositary shares representing ordinary shares of BHP Billiton Plc are listed on the New York Stock Exchange, and its ordinary shares are admitted to the Official List of the Financial Services Authority in its capacity as competent authority under the United Kingdom Financial Services and Markets Act 2000, referred to as the UK Financial Services Authority, and the London Stock Exchange Plc for trading on the London Stock Exchange’s Regulated Market. You can consult reports and other information about BHP Billiton Limited that it has filed pursuant to the rules of the New York Stock Exchange and the Australian Stock Exchange, and about BHP Billiton Plc that it has filed pursuant to the rules of the New York Stock Exchange and the UK Financial Services Authority, at those exchanges or authority. Such documents are not incorporated into this prospectus.

We will make available to the holders of debt securities, at the corporate trust office of the trustee under the indenture governing the debt securities, copies of the indenture as well as our most recent annual report on Form 20-F, including a review of operations, and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. We will also make available at the corporate trust office of the trustee our semi-annual consolidated financial statements, prepared in accordance with IFRS. We have not provided, and do not intend to provide, a reconciliation of our financial results to generally accepted accounting principles in the United States.

SUMMARY

The BHP Billiton Group

We are the world’s largest diversified natural resources company. Our corporate objective is to create long-term shareholder value through the discovery, acquisition, development and marketing of natural resources.

We pursue this through our consistent strategy of owning and operating large, long-life, low-cost, expandable, upstream assets diversified by commodity, geography and market.

This strategy means more predictable business performance over time which, in turn, underpins the creation of value for our shareholders, customers, employees and, importantly, the communities in which we operate.

We are among the world’s top producers of major commodities, including aluminium, energy coal, metallurgical coal, copper, manganese, iron ore, uranium, nickel, silver and titanium minerals, and have substantial interests in oil and gas.

We continue to invest in the future.

The Group is headquartered in Melbourne, Australia, and consists of the BHP Billiton Limited Group and the BHP Billiton Plc Group as a combined enterprise, following the completion of the Dual Listed Company (DLC) merger in June 2001.

BHP Billiton Limited and BHP Billiton Plc have each retained their separate corporate identities and maintained their separate stock exchange listings, but they are operated and managed as a single unified economic entity, with their boards and senior executive management comprising the same people.

BHP Billiton Limited has a primary listing on the Australian Securities Exchange (ASX) in Australia. BHP Billiton Plc has a premium listing on the London Stock Exchange (LSE) in the United Kingdom and a secondary listing on the Johannesburg Stock Exchange in South Africa. In addition, BHP Billiton Limited American Depository Receipts (ADRs) and BHP Billiton Plc ADRs trade on the New York Stock Exchange (NYSE) in the US.

As at February 8, 2012, we had a market capitalization of approximately US$202.6 billion. For the fiscal year ended June 30, 2011, we reported net operating cash flow of US$30.1 billion, profit attributable to shareholders of US$23.6 billion and revenue of US$71.7 billion. For the six months ended December 31, 2011, we reported net operating cash flow of US$12.3 billion, profit attributable to shareholders of US$9.9 billion and revenue of US$37.5 billion. We have approximately 100,000 employees and contractors working in more than 100 locations worldwide.

We operate nine Customer Sector Groups (CSGs) aligned with the commodities which we extract and market. The nine CSGs are:

•	Petroleum

•	Aluminium

•	Base Metals (including Uranium)

•	Diamonds and Specialty Products

•	Stainless Steel Materials

•	Iron Ore

•	Manganese

•	Metallurgical Coal

•	Energy Coal

Recent Developments

Olympic Dam Pre-Commitment Capital

On October 10, 2011, BHP Billiton received environmental approvals from the South Australian and Australian federal governments for the development of an open pit mine at Olympic Dam in South Australia. On October 12, 2011, BHP Billiton announced approval for US$1.2 billion in pre-commitment capital for the first phase of the Olympic Dam Project. The funding will facilitate the procurement of long lead items such as trucks and accommodation, infrastructure development and early site works. On November 29, 2011, the South Australian Parliament passed an amendment to the indenture agreement covering issues such as state royalties and other regulatory issues. The first phase of the Olympic Dam Project is currently in feasibility and its progression into execution remains dependent on the completion of all required studies and Board approval, which is expected to be sought in CY2012.

Development of Caval Ridge Mine and Expansion of Peak Downs Mine

On November 1, 2011, BHP Billiton approved development of the Caval Ridge Mine project and expansion of the Peak Downs Mine in the northern Bowen Basin in Central Queensland, Australia. The new Caval Ridge Mine is expected to have the capacity to produce 5.5 million tonnes of export metallurgical coal per year. The Peak Downs Mine is expected to expand production of export metallurgical coal by 2.5 million tonnes per year. The total investment in the initial project is expected to be US$4.2 billion, of which BHP Billiton’s share is US$2.1 billion. The investment will include construction of a new coal handling and preparation plant at Caval Ridge to process production from the Caval Ridge Mine and Peak Downs Mine expansion. The Caval Ridge Mine project and Peak Downs Mine expansion have received all necessary regulatory approvals and permits.

Senior Executive Changes

On November 28, 2011, BHP Billiton announced changes to its senior management team. Alex Vanselow, Group Executive and Chief Financial Officer, will retire at the end of February 2012. Effective January 1, 2012, he was succeeded by Graham Kerr, recently President of Diamonds and Specialty Products. Additionally, Mike Henry, President of Marketing, joined the Group Management Committee as Group Executive and Chief Marketing Officer.

Mr. Kerr joined the Group in 1994. Prior to this, he was President of Diamonds and Specialty Products. Mr. Kerr has worked in a wide range of finance, treasury and operational roles across the Group, and has held the positions of Chief Financial Officer of Stainless Steel Materials, Vice President Finance—BHP Billiton Diamonds and Finance Director for EKATI. In 2004, Mr. Kerr left BHP Billiton for a two year period when he was General Manager Commercial for Iluka Resources Ltd.

Mr. Henry joined the Group in 2003 and was appointed Chief Executive Marketing in November 2011. Prior to this, he was President of Marketing. Mr. Henry’s earlier career with BHP Billiton included various business development and marketing roles, including Marketing Director for Petroleum, Marketing Director for Energy Coal & Freight and Vice President Business Development for the Energy Coal Customer Sector Group. Prior to joining BHP Billiton, Mr. Henry worked for Mitsubishi Corporation where he held a number of commercial roles.

Review of Diamonds Business

On November 29, 2011, BHP Billiton announced a review of its diamonds business, comprised of interests in the EKATI Diamond Mine and the Chidliak exploration project in Canada. The purpose of the review is to examine whether a continued presence in the diamonds industry is consistent with BHP Billiton’s strategy and to evaluate the potential sale of all or part of the diamonds business. On December 20, 2011, BHP Billiton agreed to sell its 51% interest in the Chidliak project to Peregrine Diamonds Ltd. for C$9 million to be paid over three years and a 2% royalty on future production from Chidliak. The review of BHP Billiton’s interest in EKATI is ongoing.

Divestment of Interest in Richards Bay Minerals

On February 1, 2012, BHP Billiton announced that it exercised an option to sell its 37% non-operated interest in Richards Bay Minerals to Rio Tinto and plans to exit the titanium minerals industry. Completion of the sale is conditional upon the fulfillment of customary regulatory approvals with the final consideration to be determined according to an agreed valuation process.

Initial Work Approved for Port Hedland Outer Harbour Development

On February 2, 2012, BHP Billiton announced approval of US$917 million in pre-commitment funding, of which BHP Billiton’s share is US$779 million, for the construction of a 100 million tonne per year outer harbor facility associated with its Western Australia Iron Ore operations. The project, which is expected to be reviewed for full approval in the fourth quarter of calendar year 2012, has an embedded option to expand the outer harbor by a further 100 million tonnes per year. The approved funding will enable BHP Billiton to progress feasibility studies and the procurement of long lead items.

Industrial Action at BHP Billiton Mitsubishi Alliance Mines

Industrial action is continuing at the BHP Billiton Mitsubishi Alliance (BMA) mines in Queensland, Australia, affecting metallurgical coal production. Negotiations are ongoing between BHP Billiton and the BMA labor unions. The extent to which industrial action will continue to impact production, sales and unit costs is difficult to predict.

Major Investment and Reserve Increase at Escondida

On February 14, 2012, BHP Billiton approved a total investment of US$2.6 billion (BHP Billiton share) in two projects that are expected to result in higher production at Escondida over the next decade.

Organic Growth Project 1 (“OGP1”) will replace the Los Colorados concentrator with a new 152,000 tonne per day (tpd) plant that is expected to allow access to higher grade ore located underneath the existing facilities. Construction began in February 2012 with commissioning anticipated in the first half of the 2015 calendar year. The project is expected to cost US$3.8 billion, of which BHP Billiton’s share is US$2.2 billion.

BHP Billiton also approved the Oxide Leach Area Project (“OLAP”) which will create a new dynamic leaching pad and mineral handling system that will include several overland conveyers. The new pad is expected to maintain oxide leaching capacity at current levels following the exhaustion of the existing heap leach in the 2014 calendar year. OLAP is expected to cost US$721 million, of which BHP Billiton’s share is US$414 million, with commissioning anticipated in the middle of the 2014 calendar year.

In addition, BHP Billiton announced a 25% increase in the Ore Reserves at Escondida following successful brownfield exploration and accelerated in-fill development drilling programmes. The Ore Reserves increase also reflects the approval of OGP1, as most lower grade sulphide ore is now expected to be treated through the flotation circuit with an associated increase in process recoveries.

Escondida Ore Reserves (100%)(a)
Deposit(b)	Ore Type	Proved Ore Reserves		Probable Ore Reserves		Total Ore Reserves		Total Ore Reserves		BHP Billiton Interest %
		Millions of dry metric tonnes	% TCu	Millions of dry metric tonnes	% TCu	Millions of dry metric tonnes	% TCu	Millions of dry metric tonnes	% TCu
		As at December 31, 2011						As at June 30, 2011
Copper
Escondida(c)	Oxide	78	0.97	40	0.88	118	0.94	121	0.87	57.5
	Sulphide	2,820	0.81	2,157	0.59	4,977	0.71	2,012	0.97
	Sulphide Leach	1,150	0.49	835	0.44	1,985	0.47	3,540	0.50

(a)	Competent Person—Americo Zuzunaga (MAusIMM). The statement of Ore Reserves has been produced in accordance with Industry Guide 7. The Ore Reserves, presented on a 100 percent basis, are based on information compiled by Mr. Zuzunaga and represents an estimate as at December 31, 2011. Mr. Zuzunaga is a full time employee of Minera Escondida Ltda., is a member of AusIMM, and has sufficient experience relevant to the style of mineralization and type of deposit under consideration and to the activity he is undertaking to qualify as a Competent Person as defined in the JORC Code. Mr. Zuzunaga consents to the inclusion in this prospectus supplement of the matters based on his information in the form and context in which it appears.

(b)	%TCu = percent total copper.

(c)	The change of Ore Reserves from the statement as at June 30, 2011, apart from production depletion, is due in part to changes and increased confidence as a result of new drilling information, and in part due to approval of the OGP1 project that doubles flotation capacity beyond closure of the Los Colorados mill compared to prior reserve estimates. This additional capacity will improve copper recovery of lower-grade sulphide ore as a result of the ability to preferentially treat this material through the flotation circuit rather than Sulphide Leach, as reflected in the change in ore types from the previous report.

The issuer

BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia, is a wholly-owned finance subsidiary of BHP Billiton Limited. BHP Billiton Finance (USA) was formed for the purpose of borrowing on behalf of the BHP Billiton Group and advancing the net proceeds of such borrowings to members of the BHP Billiton Group. The principal executive offices of BHP Billiton Finance (USA) are located at 180 Lonsdale Street, Melbourne, Victoria 3000, Australia. The issuer’s telephone number is 011 61 3 9609 3333.

BHP Billiton Finance (USA) is empowered under its constitution to borrow or raise money in such manner as it sees fit and in particular by the issue of debentures or other securities, such as the notes.

THE OFFERING

Notes Being Offered	1.000% senior notes due 2015 (the “2015 fixed rate notes”), 1.625% senior notes due 2017 (the “2017 fixed rate notes”), 2.875% senior notes due 2022 (the “2022 fixed rate notes”), 4.125% senior notes due 2042 (the “2042 fixed rate notes”) and senior floating rate notes due 2014 (the “2014 floating rate notes” and, together with the fixed rate notes, the “notes”).

Issuer	BHP Billiton Finance (USA) Limited.

Guarantors	BHP Billiton Plc and BHP Billiton Limited.

Principal Amount	2015 fixed rate notes: US$1,000,000,000 aggregate principal amount.

2017 fixed rate notes: US$1,250,000,000 aggregate principal amount.

2022 fixed rate notes: US$1,000,000,000 aggregate principal amount.

2042 fixed rate notes: US$1,000,000,000 aggregate principal amount.

2014 floating rate notes: US$1,000,000,000 aggregate principal amount.

Issue Price	2015 fixed rate notes: 99.791%.

2017 fixed rate notes: 99.728%.

2022 fixed rate notes: 99.064%.

2042 fixed rate notes: 98.258%.

2014 floating rate notes: 100%.

Maturity Date	2015 fixed rate notes: February 24, 2015.

2017 fixed rate notes: February 24, 2017.

2022 fixed rate notes: February 24, 2022.

2042 fixed rate notes: February 24, 2042.

2014 floating rate notes: February 18, 2014.

Interest Rate	The 2015 fixed rate notes will bear interest at the rate of 1.000% per year from February 24, 2012, based upon a 360-day year consisting of twelve 30-day months.

The 2017 fixed rate notes will bear interest at the rate of 1.625% per year from February 24, 2012, based upon a 360-day year consisting of twelve 30-day months.

The 2022 fixed rate notes will bear interest at the rate of 2.875% per year from February 24, 2012, based upon a 360-day year consisting of twelve 30-day months.

The 2042 fixed rate notes will bear interest at the rate of 4.125% per year from February 24, 2012, based upon a 360-day year consisting of twelve 30-day months.

The 2014 floating rate notes will bear interest at a rate per year, reset quarterly, equal to LIBOR plus 0.27%, as determined by the calculation agent, based upon a 360-day year.

Interest Payment Dates	Interest on the fixed rate notes will be payable semi-annually in arrears on August 24 and February 24 of each year, commencing August 24, 2012 and ending on the respective maturity date. The record dates for interest payments will be August 9 and February 9.

Interest on the 2014 floating rate notes will be payable quarterly in arrears on each of May 18, August 18, November 18 and February 18 of each year, beginning May 18, 2012 and ending on their maturity date. Interest will be paid on the 2014 floating rate notes to holders of record of each 2014 floating rate note in respect of the principal amount thereof as at the 15th calendar day prior to the relevant floating rate interest payment date.

Ranking	The notes will be unsecured obligations of BHP Billiton Finance (USA) and will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of BHP Billiton Finance (USA), and the guarantees will be unsecured obligations of BHP Billiton Plc and BHP Billiton Limited and will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of BHP Billiton Plc and BHP Billiton Limited, except, in each case, indebtedness given preference by applicable law.

Use of Proceeds	We anticipate the net proceeds from the issue and sale of the notes, after deducting underwriting discounts and commissions and our estimated expenses, will be approximately US$5,195,000,000. We intend to use the net proceeds from the offering of the notes for general corporate purposes, including repayment of commercial paper and repayment of US$625 million global bonds due March 29, 2012 and €1,250 million medium-term notes due April 4, 2012. See “Use of Proceeds”.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described more fully in “Description of Debt Securities That We May Offer—Default and Related Matters—Further Issues” on page 25 in the attached prospectus.

Additional Amounts	In the event that certain Australian or United Kingdom withholding taxes are required to be withheld or deducted from payments on the notes or guarantees, we will, subject to customary exceptions, pay such additional amounts as will result, after deduction or withholding of such taxes, in the payment of the amounts which would have been payable in respect of the notes or guarantees had no such withholding or deduction been required. See “Description of Debt Securities That We May Offer—Special Situations—Payment of Additional Amounts” on page 18 in the attached prospectus.

Optional Redemption for Tax Reasons	The notes may be redeemed at our option in whole but not in part, at the principal amount thereof plus accrued interest and any additional amounts due on the date fixed for redemption if certain events occur that would cause us to become obligated to pay additional amounts as described under “Description of Debt Securities That We May Offer—Special Situations—Optional Tax Redemption” on page 17 in the attached prospectus.

The notes may not otherwise be redeemed at our option or at the option of the holders at any time prior to their maturity.

Form, Denomination and Registration of Notes	We will issue the notes as global notes registered in the name of The Depository Trust Company (DTC) or its nominee. Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Book-entry interests in the global notes and all transfers relating to the global notes will be reflected in the book-entry records of DTC or its nominee. Book-entry interests in the notes will be issued in minimum denominations of US$2,000 and in integral multiples of US$1,000 in excess thereof.

Clearance and Settlement	The distribution of the notes will be cleared through DTC. Any secondary market trading of book-entry interests in the notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg and will settle in same-day funds through DTC’s same-day funds settlement system. The CUSIP number for the 2015 fixed rate notes is 055451AN8 and the ISIN is US055451AN84. The CUSIP number for the 2017 fixed rate notes 055451AP3 is and the ISIN is US055451AP33. The CUSIP number for the 2022 fixed rate notes is 055451AQ1 and the ISIN is US055451AQ16. The CUSIP number for the 2042 fixed rate notes is 055451AR9 and the ISIN is US055451AR98. The CUSIP number for the 2014 floating rate notes is 055451AM0 and the ISIN is US055451AM02.

Restrictive Covenants	We have agreed to observe covenants, including covenants as to limitation on the incurrence of liens and limitations on sale and leaseback transactions. See “Description of Debt Securities That We May Offer—Restrictive Covenants” on page 20 in the attached prospectus.

Trustee	The Bank of New York Mellon is the trustee under the indenture, dated as of April 17, 2003, and will act as calculation agent with respect to the 2014 floating rate notes.

Governing Law	The notes, guarantees and indenture will be governed by New York law.

Risk Factors	Prospective purchasers of the notes should consider carefully all of the information set forth in, or incorporated by reference in, this prospectus supplement and the attached prospectus and, in particular, the information set forth under “Risk Factors” on page 1 in the attached prospectus, before deciding whether to make an investment in the notes.

USE OF PROCEEDS

We anticipate the net proceeds from the issue and sale of the notes, after deducting underwriting discounts and commissions and our estimated expenses, will be approximately US$5,195,000,000. We intend to use the net proceeds from the offering of the notes for general corporate purposes, including repayment of commercial paper and repayment of US$625 million global bonds due March 29, 2012 and €1,250 million medium-term notes due April 4, 2012.

RATIO OF EARNINGS TO FIXED CHARGES

Shown below is the ratio of earnings to fixed charges for the BHP Billiton Group for the periods indicated.

	Half Year Ended December 31, 2011	Year ended June 30,
		2011	2010	2009	2008
Ratio of earnings to fixed charges	34.3	48.6	31.7	16.8	27.3

We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, we have calculated earnings by adding pre-tax income before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges and distributed income of equity investees. Interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items. Fixed charges consist of interest costs, both expensed and capitalized, a reasonable approximation of the interest component of rental expense and pre-tax earnings required to cover any preferred stock dividend requirements.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the capitalization of the BHP Billiton Group at December 31, 2011 and as adjusted to give effect to this offering and the application of the proceeds thereof, in accordance with IFRS.

	At December 31, 2011
(in US$ millions)	Actual	As Adjusted
	(unaudited)
Current interest bearing liabilities	6,354	1,159	(a)

Non-current interest bearing liabilities
1.000% Senior Notes due 2015 offered hereby	—	995
1.625% Senior Notes due 2017 offered hereby	—	1,242
2.875% Senior Notes due 2022 offered hereby	—	986
4.125% Senior Notes due 2042 offered hereby	—	974
Senior Floating Rate Notes due 2014 offered hereby	—	998
Other unsecured	17,275	17,275
Secured	1,438	1,438

Total non-current interest bearing liabilities	18,713	18,713

Equity
Share capital
BHP Billiton Limited	1,183	1,183
BHP Billiton Plc	1,069	1,069
Treasury shares held	(535)	(535)
Reserves	1,853	1,853
Retained earnings	59,886	59,886
Minority interests	1,161	1,161

Total equity	64,617	64,617

Total capitalization	89,684	89,684

(a)	Adjusted to show the issuance of the notes and use of a portion of the proceeds to repay outstanding indebtedness before expenses of the offering. See “Use of Proceeds”.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected financial information for BHP Billiton reflects the combined operations of both BHP Billiton Limited and BHP Billiton Plc. BHP Billiton Limited and BHP Billiton Plc each reports, as its primary financial statements under the requirements of the Securities and Exchange Commission, the BHP Billiton Group’s consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and presented in US dollars.

The selected consolidated financial information for the BHP Billiton Group set forth below as at June 30, 2011 and 2010 and for the fiscal years ended June 30, 2011, 2010 and 2009 has been derived from and should be read in conjunction with and is qualified in its entirety by reference to the financial statements of the BHP Billiton Group for the corresponding periods and the accompanying notes thereto included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2011 and incorporated by reference herein. The selected consolidated financial information for the BHP Billiton Group set forth below as at June 30, 2009, 2008 and 2007 and for the fiscal years ended June 30, 2008 and 2007 has been derived from and should be read in conjunction with and is qualified in its entirety by reference to the financial statements of the BHP Billiton Group for the corresponding periods and the accompanying notes thereto included in our Annual Reports on Form 20-F for the fiscal years ended June 30, 2009 and 2008, which are not incorporated by reference herein. The selected unaudited consolidated interim financial information set forth below as at and for the six months ended December 31, 2011 and 2010 has been derived from and should be read in conjunction with and is qualified in its entirety by reference to the unaudited interim financial information for such periods furnished to the SEC on Form 6-K on February 21, 2012 and incorporated by reference herein.

As permitted by AASB 2007-4 and IAS 31 “Interests in Joint Ventures” which became effective on July 1, 2007, the BHP Billiton Group has adopted the policy of recognizing its proportionate interests in the assets, liabilities, revenues and expenses of jointly controlled entities within each applicable line item of the financial statements. All such interests were previously recognized using the equity method. BHP Billiton Group believes the change in policy to proportionate consolidation of jointly controlled entities provides more relevant information about the financial performance and financial position of the BHP Billiton Group. AASB 2007-4 has been applied to the BHP Billiton Group annual financial statements for the fiscal years ended June 30, 2011, 2010, 2009 and 2008. As a result of this change in accounting policy, financial information as at and for the fiscal year ended June 30, 2007 was restated. See Note 1 to the consolidated financial statements included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2008.

	Half year ended December 31,		Year ended June 30,
(US$ millions except per share data)	2011	2010	2011	2010	2009	2008	2007(a)
Consolidated Income Statement Data
Revenue	37,480	34,166	71,739	52,798	50,211	59,473	47,473
Other income	359	279	531	528	589	648	621
Expenses excluding net finance costs	(22,150)	(19,930)	(40,454)	(33,295)	(38,640)	(35,976)	(28,370)
Profit from operations	15,689	14,515	31,816	20,031	12,160	24,145	19,724
Profit attributable to members of BHP Billiton Group	9,941	10,524	23,648	12,722	5,877	15,390	13,416
Dividends per ordinary share—paid during the period (US cents)	55.0	45.0	91.0	83.0	82.0	56.0	38.5
Dividends per ordinary share—declared in respect of the period (US cents)	55.0	46.0	101.0	87.0	82.0	70.0	47.0
Earnings per ordinary share (basic) (US cents)(b)	186.8	189.2	429.1	228.6	105.6	275.3	229.5
Earnings per ordinary share (diluted) (US cents)(b)	186.0	188.6	426.9	227.8	105.4	274.8	228.9
Number of ordinary shares (millions)
—At period end	5,348	5,583	5,350	5,589	5,589	5,589	5,724
—Weighted average	5,323	5,563	5,511	5,565	5,565	5,590	5,846
—Diluted	5,346	5,588	5,540	5,595	5,598	5,605	5,866

	As at December 31,		As at June 30,
(US$ millions)	2011	2010	2011	2010	2009	2008	2007(a)
Consolidated Balance Sheet Data
Total assets	123,967	98,272	102,891	88,852	78,770	76,008	61,404
Total non-current portion of interest bearing liabilities	18,713	14,125	12,388	13,573	15,325	9,234	10,780
Share capital (including share premium)	2,770	2,858	2,771	2,861	2,861	2,861	2,922
Equity attributable to members	63,456	56,092	56,762	48,525	39,954	38,335	29,667

(a)	On July 1, 2007, the BHP Billiton Group adopted the policy of recognizing its proportionate interests in the assets, liabilities, revenues and expenses of jointly controlled entities within each applicable line item of the financial statements. All such interests were previously recognized using the equity method. Comparative figures for 2007 that were affected by the policy change have been restated.

(b)	The calculation of the number of ordinary shares used in the computation of basic earnings per share is the aggregate of the weighted average number of ordinary shares outstanding during the period of BHP Billiton Plc and BHP Billiton Limited after deduction of treasury shares and shares held by the Billiton share repurchase scheme and the Billiton Employee Share Ownership Trust, the BHP Performance Share Plan Trust and the BHP Bonus Equity Plan Trust and adjusting for a small number of BHP Billiton Limited bonus shares to be issued upon conversion of the outstanding partly paid shares to fully paid shares. Included in the calculation of fully diluted earnings per share are shares and options contingently issuable under employee share ownership plans.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. See “Description of Debt Securities That We May Offer” beginning on page 9 of the attached prospectus. To the extent the following description is inconsistent with that set forth in the attached prospectus, the following description replaces that in the attached prospectus.

General

The 2015 fixed rate notes will be issued in an aggregate principal amount of US$1,000,000,000 and will mature on February 24, 2015. The 2017 fixed rate notes will be issued in an aggregate principal amount of US$1,250,000,000 and will mature on February 24, 2017. The 2022 fixed rate notes will be issued in an initial aggregate principal amount of US$1,000,000,000 and will mature on February 24, 2022. The 2042 fixed rate notes will be issued in an initial aggregate principal amount of US$1,000,000,000 and will mature on February 24, 2042. The 2014 floating rate notes will be issued in an initial aggregate principal amount of US$1,000,000,000 and will mature on February 18, 2014. Book-entry interests in the notes will be issued in minimum denominations of US$2,000 and in integral multiples of US$1,000. The notes and guarantees will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of BHP Billiton Finance (USA) Limited and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness from time to time outstanding.

BHP Billiton Plc and BHP Billiton Limited each will unconditionally guarantee on an unsubordinated basis the due and punctual payment of interest on and principal of the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated obligations of BHP Billiton Plc and BHP Billiton Limited. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of BHP Billiton Plc and BHP Billiton Limited from time to time outstanding. Because BHP Billiton Plc and BHP Billiton Limited are holding companies, the notes will effectively be subordinated to any indebtedness of each of their subsidiaries.

The corporate trust office of the trustee in the City of New York is currently designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a changing in the office through which any paying agent acts.

Payment of principal of and interest on the notes, so long as the notes are represented by global notes, as discussed below, will be made in immediately available funds. Beneficial interests in the global notes will trade in the same-day funds settlement system of The Depository Trust Company (DTC) and secondary market trading activity in such interests will therefore settle in same-day funds.

Interest

Fixed rate notes

The 2015 fixed rate notes will bear interest at a rate of 1.000% per annum, the 2017 fixed rate notes will bear interest at a rate of 1.625% per annum, the 2022 fixed rate notes will bear interest at a rate of 2.875% per annum and the 2042 fixed rate notes will bear interest at a rate of 4.125% per annum, in each case, payable semi-annually in arrears on August 24 and February 24 of each year, commencing August 24, 2012. The regular record dates for payments of interest will be August 9 and February 9. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date falls on a date that is not a

Business Day, interest will be paid on the next Business Day with the same force and effect as if made on such interest payment date. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or in New York City or in London are authorized or obligated by law or executive order to close.

2014 floating rate notes

Except for the first Interest Period, the floating rate notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 0.27%, as determined by the calculation agent (the “calculation agent”), which shall initially be The Bank of New York Mellon. The first Interest Period will be short, and will bear interest at a rate of 0.73518%, which is based upon a linear interpolation between 2-month USD LIBOR and 3-month USD LIBOR plus 0.27%. Interest on the 2014 floating rate notes is payable quarterly in arrears on May 18, August 18, November 18 and February 18, commencing May 18, 2012. Interest will be paid on the floating rate notes to holders of record of each floating rate note in respect of the principal amount thereof as at the 15th calender day prior to the relevant floating rate interest payment date. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the Interest Period in which it accrues. If any interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day unless such next succeeding Business Day falls in the next succeeding calender month, in which case payment will be made on the Business Day immediately preceding such interest payment date.

Set forth below is a summary of certain of the defined terms of the 2014 floating rate notes:

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the date of issuance of the floating rate notes and end on and include May 17, 2012.

“LIBOR,” with respect to any Interest Period after the first Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters LIBOR01 Page as of 11:00 a.m., London time, on the Determination Date. If Reuters LIBOR01 Page does not include such a rate or is unavailable on a Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent (at the written direction of the issuer), to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent (at the written direction of the issuer), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters LIBOR01 Page” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the 20 floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent will, upon the request of the holder of any 2014 floating rate note, provide the interest rate then in effect with respect to that note. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on the issuer, the guarantors and the holders of the 2014 floating rate notes.

Tax redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that would require us to pay additional amounts as described in the attached prospectus on page 20 under “Description of Debt Securities That We May Offer—Special Situations—Payment of Additional Amounts”, BHP Billiton Finance (USA), BHP Billiton Plc or BHP Billiton Limited may call all, but not less than all, of the notes for redemption. This means we may repay the notes prior to the stated maturity date of the notes. Our ability to redeem the notes is discussed in greater detail on page 17 of the attached prospectus under “Description of Debt Securities That We May Offer—Special Situations—Optional Tax Redemption”. If we call the notes as a result of such tax law changes, we must pay 100% of their principal amount. We will also pay the holders accrued interest if we have not otherwise paid interest through, but not including, the redemption date. Notes will stop bearing interest on the redemption date, even if the holders do not collect their money.

In either of the situations discussed above, we will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Defeasance and discharge

We may release ourselves from any payment or other obligations on the notes as described under “Description of Debt Securities That We May Offer—Defeasance and Covenant Defeasance—Defeasance and Discharge” on page 23 of the attached prospectus.

Trustee

The trustee under the indenture governing the notes is The Bank of New York Mellon. See “Description of Debt Securities That We May Offer” on page 9 in the attached prospectus for a description of the trustee’s duties generally and the procedures and remedies available to it in the event of a default under the notes.

UNDERWRITING

We have entered into an underwriting agreement dated February 21, 2012 relating to the notes and the guarantees with the underwriters for the offering named below (for whom Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives). Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amounts of the notes indicated in the following table at the price to investors less the underwriters’ discount set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of 2015 Fixed Rate Notes		Principal Amount of 2017 Fixed Rate Notes		Principal Amount of 2022 Fixed Rate Notes		Principal Amount of 2042 Fixed Rate Notes		Principal Amount of 2014 Floating Rate Notes

Barclays Capital Inc.		$277,000,000		$346,250,000		$277,000,000		$277,000,000		$277,000,000

J.P. Morgan Securities LLC		$277,000,000		$346,250,000		$277,000,000		$277,000,000		$277,000,000

ANZ Securities, Inc.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Banca IMI S.p.A.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Banco Bilbao Vizcaya Argentaria, S.A.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

BNP Paribas Securities Corp.		$50,000,000		$62,500,000		$50,000,000		$50,000,000		$50,000,000

CIBC World Markets Corp.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Credit Agricole Securities (USA) Inc.		$35,000,000		$43,750,000		$35,000,000		$35,000,000		$35,000,000

ING Financial Markets LLC		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Lloyds Securities Inc.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Mitsubishi UFJ Securities (USA), Inc.		$35,000,000		$43,750,000		$35,000,000		$35,000,000		$35,000,000

Mizuho Securities USA Inc.		$35,000,000		$43,750,000		$35,000,000		$35,000,000		$35,000,000

nabSecurities, LLC		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

RBS Securities Inc.		$50,000,000		$62,500,000		$50,000,000		$50,000,000		$50,000,000

Santander Investment Securities Inc.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Scotia Capital (USA) Inc.		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

SG Americas Securities, LLC		$35,000,000		$43,750,000		$35,000,000		$35,000,000		$35,000,000

SMBC Nikko Capital Markets Ltd		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Standard Chartered Bank		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

TD Securities (USA) LLC		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

UBS Securities LLC		$50,000,000		$62,500,000		$50,000,000		$50,000,000		$50,000,000

UniCredit Capital Market LLC		$12,000,000		$15,000,000		$12,000,000		$12,000,000		$12,000,000

Total	US$	1,000,000,000	US$	1,250,000,000	US$	1,000,000,000	US$	1,000,000,000	US$	1,000,000,000

Barclays Capital Inc. and J.P. Morgan Securities LLC are the joint book-runners for the offering of the notes.

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to certain conditions.

The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement does not provide for any increase in the aggregate principal amount of the notes being offered in this offering. However, we may issue further notes. See the section entitled “Description of Debt Securities That We May Offer—Default and Related Matters—Further Issues” on page 25 in the attached prospectus.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of Financial Industry Regulatory Authority, Inc.

The issuer and the guarantors have jointly and severally agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

The distribution

We have been advised by the underwriters that they propose initially to offer the notes to the public at the prices to investors set forth on the cover page of this prospectus supplement. After the initial public offering, the prices to investors may be changed by the underwriters at their own initiative.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the prices to investors set forth on the cover page of this prospectus supplement.

No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over- allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the prices of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue the activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately US$500,000.

The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. In the ordinary course of business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates or have performed, and may in the future perform, other financial services for all or any part of us and our affiliates.

No prospectus or other disclosure document in relation to the notes has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each underwriter has represented and agreed that it:

(a)	has not made or invited, and will not make or invite, an offer of the notes for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(b)	has not distributed or published, and will not distribute or publish, the prospectus supplement or prospectus or any other offering material or advertisement relating to the notes in Australia,

unless, in the case of either (a) or (b):

(c)	the minimum aggregate consideration payable by each offeree is at least A$500,000, disregarding moneys lent by the offeror or its associates, or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act 2001 (Cth); and

(d)	such action complies with all applicable laws and regulations.

Each of the underwriters has severally represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100, or, if the Relevant Member State has implemented the provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the lead underwriter; or

(c)	in any other circumstances falling within Article 3(2) of the Prospective Directive.

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

None of the issuer, the guarantors or the underwriters have authorized, nor do they authorize, the making of any offer of the notes in circumstances in which an obligation arises for the issuer, the guarantors or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive

2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Barclays Capital Inc. and J.P. Morgan Securities LLC have agreed, severally and not jointly, that they will ensure that the underwriters offer the notes (i) to at least 10 persons, each of whom is carrying on a business of providing finance or investing or dealing in securities in the course of operating in a financial market, and is not known or suspected to be an associate (as defined in section 128F(9) of the Income Tax Assessment Act 1936 of Australia (Australian Tax Act)) of any other persons to whom the offer is made by the underwriter under this section; or (ii) in such other manner as which satisfies section 128F(3) of the Australian Tax Act. Such offers will be made within 30 days of the relevant underwriter being unconditionally obliged to offer the notes for sale.

Each underwriter has represented and warranted that it is and will be acting as an underwriter in the course of carrying on a business of providing finance, or investing or dealing in securities in the course of operating in financial markets.

Each underwriter has represented and agreed that, in connection with the primary distribution of the notes, it will not (directly or indirectly) sell notes to any person if, at the time of such sale, the employees of the underwriter who are involved in making the offer, effecting the sale or otherwise directly involved in the sale knew or had reasonable grounds to suspect that, as a result of such sale, any notes (or an interest in any notes) was being, or would be, acquired (directly or indirectly) by an Offshore Associate (as defined below) other than in the capacity of a dealer, manager or underwriter in relation to the placement of those notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme. For the avoidance of doubt, if the relevant employees of an underwriter do not know, or do not have reasonable grounds to suspect, that a person is an associate of the issuer or one of the guarantors, nothing in this paragraph obliges that underwriter to make positive inquiries of that person to confirm that person is not an Offshore Associate. In this paragraph, “Offshore Associate” means an associate (as defined in section 128F(9) of the Australian Tax Act) of the issuer or one of the guarantors that is either a non-resident of Australia that does not acquire the notes in carrying on a business at or through a permanent establishment in Australia, or a resident of Australia that acquires the notes at or through a permanent establishment outside Australia.

The notes are offered in a global offering for sale in those jurisdictions in the United States, the European Economic Area, Australia and elsewhere where it is lawful to make such offers.

We are not aware that any of our major shareholders, directors or executive officers intend to subscribe for notes in this offering or that any person intends to subscribe for more than 5% of the aggregate principal amount of the notes offered in this offering.

Each of the underwriters has represented and agreed severally and not jointly that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that (1) will result in compliance with the applicable laws and regulations thereof and (2) will not impose any obligations on us except as set forth in the underwriting agreement.

The addresses of the joint book-runners are: Barclays Capital Inc., 745 Seventh Ave., New York, New York 10019 and J.P. Morgan Securities LLC, 383 Madison Ave, New York, New York 10179.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for the BHP Billiton Group by Sullivan & Cromwell, Melbourne, Australia as to certain matters of New York law and by Sullivan & Cromwell LLP, London, England as to certain matters of English law. The validity of the notes and guarantees will be passed upon for the BHP Billiton Group by internal legal counsel to the BHP Billiton Group as to certain matters of Australian and English law.

Certain legal matters relating to the offering will be passed upon for the underwriters by Sidley Austin, Sydney, Australia.

EXPERTS

The consolidated financial statements of the BHP Billiton Group as of June 30, 2011 and 2010, and for each of the years in the three-year period ended June 30, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2011 have been incorporated by reference herein and in the registration statement in reliance on the reports by KPMG Audit Plc, independent registered public accounting firm, United Kingdom, and KPMG, independent registered public accounting firm, Australia, incorporated by reference herein, and upon the authority of such firms as experts in accounting and auditing.

With respect to the unaudited interim financial information as of and for the six-month periods ended December 31, 2011 and 2010 incorporated by reference herein, the independent registered public accounting firms have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the BHP Billiton Group’s half-year report furnished on Form 6-K on February 21, 2012 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LIMITATION ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S LIABILITY

The liability of KPMG Australia in relation to the performance of their professional services to BHP Billiton Limited including, without limitation, KPMG Australia’s audits of our financial statements described under “Experts”, is limited under the Institute of Chartered Accountants in Australia (Victoria) Scheme approved under the Professional Standards Act of 2003 (Victoria), including the Treasury Legislation Amendment (Professional Standards) Act (the “Accountants Scheme”). The Accountants Scheme limits the civil liability of KPMG Australia to ten times reasonable fees for the service up to $75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty.

PROSPECTUS

Debt Securities

BHP Billiton Finance (USA) Limited

Fully and unconditionally guaranteed by

BHP Billiton Limited

and

BHP Billiton Plc

BHP Billiton Finance (USA) Limited may sell debt securities to the public from time to time in one or more series.

The debt securities will be issued by BHP Billiton Finance (USA) Limited and will be guaranteed by each of BHP Billiton Limited, an Australian corporation, and BHP Billiton Plc, an English public limited company.

We urge you to read this prospectus and the attached prospectus supplement, which will describe the specific terms of the debt securities, carefully before you make your investment decision. We may sell these securities to or through underwriters as well as to other purchasers or through agents. The names of the underwriters or agents will be included in the prospectus supplement.

See “Risk Factors” beginning on page 1 for a discussion of material risks that you should consider before investing in the debt securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is November 16, 2011.

RISK FACTORS

Investing in the debt securities offered by this prospectus involves risk. We have set forth risk factors relating to our business in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We also set forth below certain additional risk factors that relate specifically to the securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference or in a prospectus supplement.

You should carefully consider all of these risks, as well as the other information in, or incorporated by reference in, the prospectus and any prospectus supplement before you decide whether to buy the debt securities. If any of the situations described in these risks actually occurs, our business, financial condition and results of operations would likely suffer. In this case, any trading price of the debt securities could decline and you could lose all or part of your investment.

Risks relating to the Debt Securities

Since BHP Billiton Plc and BHP Billiton Limited are holding companies and conduct their operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of their subsidiaries other than BHP Billiton Finance (USA).

BHP Billiton Plc and BHP Billiton Limited are organized as holding companies and substantially all of their operations are carried on through subsidiaries. Their principal source of income is the dividends and distributions they receive from their subsidiaries. The ability of BHP Billiton Plc and BHP Billiton Limited to meet their financial obligations is dependent upon the availability of cash flows from their subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required and may not be able to pay dividends to BHP Billiton Plc and BHP Billiton Limited.

Claims of the creditors of the subsidiaries of BHP Billiton Plc and of the subsidiaries of BHP Billiton Limited have priority as to the assets of such subsidiaries over the claims of BHP Billiton Plc or BHP Billiton Limited. Consequently, on the insolvency of BHP Billiton Plc and BHP Billiton Limited and their respective subsidiaries, holders of debt securities issued by the issuer and guaranteed by BHP Billiton Plc and BHP Billiton Limited are structurally subordinated to the prior claims of the creditors of subsidiaries of BHP Billiton Plc and BHP Billiton Limited other than the issuer.

In addition, some of these subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. English law prohibits those subsidiaries incorporated in the United Kingdom from paying dividends unless these payments are made out of distributable profits. Australian law prohibits the payment of dividends unless the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend, the payment of the dividend is fair and reasonable to the company’s shareholders as a whole and the payment of the dividend does not materially prejudice the company’s ability to pay its creditors. Other statutory and general law obligations also affect the ability of directors of these subsidiaries to declare dividends and the ability of these subsidiaries to make payments to BHP Billiton Plc or BHP Billiton Limited on account of intercompany loans.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities will be unsecured. At June 30, 2011, the BHP Billiton Group had US$1,518 million aggregate principal amount of secured indebtedness outstanding. If BHP Billiton Finance (USA) defaults on the debt securities or BHP Billiton Limited or BHP Billiton Plc defaults on the guarantees, or after the bankruptcy, liquidation or reorganization of any of them, then, to the extent that the issuer or the guarantors have granted security over their assets, the assets that secure those debts will be used to satisfy the obligations under that secured debt before any payment on the debt securities or the guarantees can be made. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

If the issuer defaults on the debt securities, or the guarantors default on the guarantees, your right to receive payments on the guarantees may be adversely affected by English or Australian insolvency laws.

BHP Billiton Plc is incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to BHP Billiton Plc would be likely to proceed under, and be governed by, English insolvency law. The procedural and substantive provisions of English insolvency laws generally are more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for the guarantors, the issuer or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

BHP Billiton Limited and BHP Billiton Finance (USA) are incorporated under the laws of the Commonwealth of Australia and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are also generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for the guarantors, the issuer or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

There is no established trading market for the debt securities that BHP Billiton Finance (USA) is offering and one may not develop.

The debt securities will be new securities for which there currently is no established trading market. There is a risk regarding the future development of a market for the debt securities or the ability of holders of the debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If such a market were to develop, the debt securities could trade at prices that may be lower than the initial public offering price depending on many factors, including prevailing interest rates, BHP Billiton Group’s operating results and the market for similar securities. Therefore, there is a risk as to the liquidity of any trading market for the debt securities or that an active public market for the debt securities will not develop.

Since the issuer and the guarantors reside outside the United States and a substantial portion of their respective assets is located outside the United States, there is a risk that service of process, enforcement of judgments and bringing of original actions will be more difficult.

The issuer and BHP Billiton Limited are corporations organized under the laws of the Commonwealth of Australia. BHP Billiton Plc is a public limited company incorporated under the laws of England and Wales.

Substantially all the directors and officers of these companies, and some of the experts named in this document, reside outside the United States, principally in Australia and the United Kingdom. A substantial portion of the assets of these companies, and the assets of the directors, officers and experts, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these companies or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal securities laws. In addition, you may have difficulty bringing an original action in an Australian or United Kingdom court to enforce liabilities against any of these companies or any person described above based on U.S. federal securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using the “shelf” registration, or continuous offering, process. Under this shelf registration process, we may sell the debt securities described in this prospectus from time to time in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described on page 3 under the heading “Where You Can Find More Information About the BHP Billiton Group.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the debt securities offered under this prospectus. The registration statement can be read at the SEC offices and its website as described under the heading “Where You Can Find More Information About the BHP Billiton Group.”

When acquiring any debt securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference (see the discussion on page 4 under the heading “Incorporation of Information We File with the SEC”). Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the debt securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell the debt securities to underwriters who will sell the debt securities to the public on terms fixed at the time of sale. In addition, the debt securities may be sold by us directly or through dealers or agents we designate from time to time. If we, directly or through agents, solicit offers to purchase any debt securities, we reserve the right to accept and, together with our agents, to reject, partially or entirely, any of those offers.

An applicable prospectus supplement will contain the names of any underwriters, dealers or agents together with the terms of an offering of debt securities, the compensation of those underwriters, and the net proceeds to us. Any underwriters, dealers or agents participating in an offering of debt securities may be considered “underwriters” within the meaning of the U.S. Securities Act of 1933.

In this prospectus, the terms “we,” “our,” “us,” “BHP Billiton” and “BHP Billiton Group” refer to BHP Billiton Limited and BHP Billiton Plc, together with their respective subsidiaries (including the issuer). BHP Billiton Plc Group refers to the group that is BHP Billiton Plc and its subsidiary companies. BHP Billiton Limited Group refers to the group that is BHP Billiton Limited and its subsidiary companies. “BHP Billiton Plc” refers to the parent entity that was formerly Billiton Plc before the implementation of the dual listed company structure and “BHP Billiton Limited” refers to the parent entity that was formerly BHP Limited before the dual listed company structure. We refer to BHP Billiton Finance (USA) Limited as BHP Billiton Finance (USA) or the issuer. We refer to BHP Billiton Limited and BHP Billiton Plc together as the guarantors.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE BHP BILLITON GROUP

BHP Billiton Limited and BHP Billiton Plc file annual and other reports and other information with the SEC. You may read and copy any document that either BHP Billiton Limited or BHP Billiton Plc files at the SEC’s public reference room located at 100 F Street, NE Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports filed by us. American depositary shares representing ordinary shares of BHP Billiton Limited are listed on the New York Stock Exchange, and its ordinary shares are listed on the Australian Stock Exchange. American depositary shares representing ordinary shares of BHP Billiton Plc are listed on the New York Stock Exchange, and its ordinary shares are admitted to the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services Act 1986, referred to as the UK Listing Authority, and the London Stock Exchange Plc for trading on the London Stock Exchange’s market for listed securities. Such documents are not incorporated into this prospectus.

We will make available to the holders of debt securities, at the corporate trust office of the trustee under the indenture governing the debt securities, copies of the indenture as well as our most recent annual report on Form 20-F, including a review of operations, and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. We will also make available at the corporate trust office of the trustee our semi-annual consolidated financial statements, prepared in accordance with IFRS.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows BHP Billiton Limited and BHP Billiton Plc to “incorporate by reference” the information each of them files or furnishes with the SEC. This permits BHP Billiton Limited and BHP Billiton Plc to disclose important information to you by referring you to these filed or furnished documents. Any information referenced in this way is considered part of this prospectus, and any information that we file or furnish with the SEC subsequent to this prospectus and incorporate by reference into this prospectus will automatically be deemed to update and supersede this information, as described in more detail below. We incorporate by reference the following documents that have been filed with the SEC:

•	The Annual Report on Form 20-F of BHP Billiton Limited and BHP Billiton Plc for the fiscal year ended June 30, 2011.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement to this prospectus. In addition, we may incorporate by reference some future reports on Form 6-K, but only to the extent indicated in those reports or in a prospectus supplement. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference in such documents. Requests should be directed to BHP Billiton, 180 Lonsdale Street, Melbourne, Victoria 3000, Australia, Telephone 011 61 3 9609 3333.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and any prospectus supplement may constitute “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934), which are subject to various risks and uncertainties. These statements can be identified by the use of forward-looking terminology such as “intend,” “aim,” “project,” “anticipate,” “estimate,” “plan,” “believe” “expect,” “may,” “should,” “will,” “continue,” or other similar words. These statements discuss future expectations concerning the results of operations or financial condition, or provide other forward looking statements. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. You should not place undue reliance on any forward looking statement, which speaks only as of the date made.

These statements include, but are not limited to, the information regarding:

•	estimated reserves;

•	trends in commodity prices and currency exchange rates;

•	demand for commodities;

•	plans, strategies and objectives of management;

•	closure or divestment of certain operations or facilities (including associated costs);

•	anticipated production or construction commencement dates;

•	expected costs or production output;

•	anticipated productive lives of projects, mines and facilities;

•	provisions and contingent liabilities; and

•	tax and regulatory developments.

These forward looking statements are not guarantees or predictions of future performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, and which may cause actual results to differ materially from those expressed in the statements contained in this prospectus. When considering these forward-looking statements, you should keep in mind the cautionary statements contained or incorporated by reference in this prospectus. These statements describe circumstances that could cause actual results to differ materially from those contained in any forward looking statement.

For example, our future revenues from our operations, projects or mines described in this prospectus and the attached prospectus supplement (including the documents incorporated by reference herein or therein) will be based, in part, upon the market price of the minerals, metals or petroleum produced, which may vary significantly from current levels. These variations, if materially adverse, may affect the timing or the feasibility of the development of a particular project or the expansion of certain facilities or mines. Other factors that may affect the actual construction or production commencement dates, costs or production output and anticipated lives of operations, mines or facilities include our ability to profitably produce and transport the minerals, petroleum and/or metals extracted to applicable markets; the impact of foreign currency exchange rates on the market prices of the minerals, petroleum or metals we produce; activities of government authorities in some of the countries where we are exploring or developing these projects, facilities or mines, including increases in taxes, changes in environmental and other regulations and political uncertainty; and other factors identified in the description of the risk factors described elsewhere in this prospectus (including the documents incorporated by reference). We cannot assure you that our estimated economically recoverable reserve figures, closure or divestment of such operations or facilities, including associated costs, actual production or commencement dates, cost or production output, or anticipated lives of the projects, mines and facilities discussed in this prospectus will not differ materially from the statements contained in this prospectus.

Except as required by applicable regulations or by law, we do not undertake any obligation to publicly update or review any forward looking statements, whether as a result of new information or future events.

THE BHP BILLITON GROUP

We are the world’s largest diversified natural resources company. Our corporate objective is to create long-term shareholder value through the discovery, acquisition, development and marketing of natural resources.

We pursue this through our consistent strategy of owning and operating large, long-life, low-cost, expandable, upstream assets diversified by commodity, geography and market.

This strategy means more predictable business performance over time which, in turn, underpins the creation of value for our shareholders, customers, employees and, importantly, the communities in which we operate.

We are among the world’s top producers of major commodities, including aluminium, energy coal, metallurgical coal, copper, manganese, iron ore, uranium, nickel, silver and titanium minerals, and have substantial interests in oil and gas.

We continue to invest in the future.

The Group is headquartered in Melbourne, Australia, and consists of the BHP Billiton Limited Group and the BHP Billiton Plc Group as a combined enterprise, following the completion of the Dual Listed Company (DLC) merger in June 2001.

BHP Billiton Limited and BHP Billiton Plc have each retained their separate corporate identities and maintained their separate stock exchange listings, but they are operated and managed as a single unified economic entity, with their boards and senior executive management comprising the same people.

BHP Billiton Limited has a primary listing on the Australian Securities Exchange (ASX) in Australia. BHP Billiton Plc has a premium listing on the London Stock Exchange (LSE) in the United Kingdom and a secondary listing on the Johannesburg Stock Exchange in South Africa. In addition, BHP Billiton Limited American Depository Receipts (ADRs) and BHP Billiton Plc ADRs trade on the New York Stock Exchange (NYSE) in the US.

As at November 11, 2011, we had a market capitalization of approximately US$192.8 billion. For the fiscal year ended June 30, 2011, we reported net operating cash flow of US$30.1 billion, profit attributable to shareholders of US$23.6 billion and revenue of US$71.7 billion. We have approximately 100,000 employees and contractors working in more than 100 locations worldwide.

We operate nine Customer Sector Groups (CSGs) aligned with the commodities which we extract and market. The nine CSGs are:

•	Petroleum

•	Aluminium

•	Base Metals (including Uranium)

•	Diamonds and Specialty Products

•	Stainless Steel Materials

•	Iron Ore

•	Manganese

•	Metallurgical Coal

•	Energy Coal

BHP BILLITON FINANCE (USA) LIMITED

BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia, is a wholly-owned finance subsidiary of BHP Billiton Limited. BHP Billiton Finance (USA) Limited was formed for the purpose of borrowing on behalf of the BHP Billiton Group and advancing the net proceeds of such borrowings to members of the BHP Billiton Group. The principal executive offices of BHP Billiton Finance (USA) Limited are located at 180 Lonsdale Street, Melbourne, Victoria 3000, Australia. The issuer’s telephone number is 011 61 3 9609 3333.

BHP Billiton Finance (USA) is empowered under its Constitution to borrow or raise money in such manner as it sees fit and in particular by the issue of debentures or other securities, such as the debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

Shown below is the ratio of earnings to fixed charges for the BHP Billiton Group for the periods indicated.

	Year ended June 30,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	48.6	31.7	16.8	27.3	23.3

We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, we have calculated earnings by adding pre-tax income before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges and distributed income of equity investees. Interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items. Fixed charges consist of interest costs, both expensed and capitalized, a reasonable approximation of the interest component of rental expense and pre-tax earnings required to cover any preferred stock dividend requirements.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, BHP Billiton Finance (USA) intends to lend the net proceeds from the sale of any debt securities sold under this prospectus to BHP Billiton Limited, which will use such proceeds for general corporate purposes, including retirement of existing debt.

ENFORCEMENT OF CIVIL LIABILITIES

The issuer is a corporation organized under the laws of the Commonwealth of Australia. BHP Billiton Plc is a public limited company incorporated under the laws of England and Wales. BHP Billiton Limited is a corporation organized under the laws of the Commonwealth of Australia. Substantially all the directors and officers of these companies, and some of the experts named in this document, reside outside the United States, principally in Australia and the United Kingdom. A substantial portion of the assets of these companies, and the assets of the directors, officers and experts, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these companies or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal securities laws. In addition, there are doubts as to the ability of an investor to bring an original action in an Australian or United Kingdom court to enforce liabilities against us or any person based on U.S. federal securities laws.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY OFFER

General

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which prospectus supplement will be attached to this prospectus. You should read that prospectus supplement carefully. The prospectus supplement may contain additional terms of those debt securities.

The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities being offered to you. If there is any inconsistency between the terms presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

You should also read the indenture under which we will issue the debt securities. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939.

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your debt securities are described in the prospectus supplement attached to this prospectus. Those terms may vary from the terms described here.

The relevant prospectus supplement for any particular series of the debt securities will describe the following terms of debt securities offered (to the extent not described in this prospectus or to the extent different from this prospectus):

•	the specific designation of the debt securities and the aggregate principal amount being offered;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt security is registered;

•	the date or dates on which the principal of the debt securities is payable;

•	the interest rate or rates, the date or dates from which interest will accrue, the dates on which interest is payable and the record dates for determining to whom interest is payable;

•	the place or places where payments of principal and any premium and interest are payable;

•	the terms of any optional or mandatory redemption of debt securities, including the amount of any premium;

•	the denominations in which the debt securities will be issued, if other than US$1,000;

•	any index or formula used to determine the amount of payments on the debt securities;

•	the currency or currencies in which the debt securities are denominated and in which we will make any payments;

•	the portion of the principal amount of the debt securities payable upon acceleration of maturity due to an event of default;

•

if the principal amount of the debt securities will not be determinable prior to maturity, the amount which will be deemed to be the principal amount or the method by which the principal amount will be calculated;

•	the forms of the debt securities and the guarantees;

•	the terms of any defeasance of the debt securities;

•

whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership—Global Securities,” and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•

any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or requisite holders to declare the principal amount due and payable following an event of default;

•	any addition to or change in the covenants contained in the indenture;

•	if Additional Amounts, as described under “Special Situations—Payment of Additional Amounts,” will not be payable by either Guarantor;

•

whether we may from time to time without the consent of the Holders of a series of debt securities create and issue further debt securities having the same terms and conditions as the outstanding debt securities so that such further issue is consolidated and forms a single series with the series of the outstanding debt securities;

•	the stock exchange, if any, on which the series of debt securities will be listed; and

•	any other special features of the series of debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document referred to in this prospectus as an “indenture.” The indenture is a contract between us and the trustee under the indenture.

The Bank of New York Mellon, whose offices are located at 101 Barclay Street, New York, New York 10286, acts as the trustee under the indenture (as successor to Citibank N.A.). The trustee has two principal functions:

•

First, it can and, at the direction of a majority of the holders, shall enforce your rights against the issuer or the guarantors if the issuer defaults on the debt securities or either guarantor defaults on a guarantee. However, there are some limitations on the extent to which the trustee may act on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•

Second, the trustee performs administrative functions on behalf of the issuer, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Both BHP Billiton Plc and BHP Billiton Limited act as the guarantors of the debt securities issued under the indenture. The guarantees are described under “Guarantees” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. See the section entitled “Where You Can Find More Information About the BHP Billiton Group” for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms.

We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, those sections or defined terms are incorporated by reference here.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal. The terms “stated maturity” and “maturity” refer to the dates when interest payments become due. For example, reference to a regular interest payment date when an installment of interest is scheduled to become due is the “stated maturity” of that installment. When reference is made to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, it refers to the stated maturity or maturity, as the case may be, of the principal. The debt securities are subject to defeasance as described below under “Defeasance and Covenant Defeasance.”

The issuer will pay interest on the debt securities on the interest payment dates specified in the related prospectus supplement, and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date on the debt securities on the basis of a 360-day year of twelve 30-day months.

How the Debt Securities Rank Against Other Debt

The debt securities will not be secured by any of the issuer’s or the guarantors’ property or assets. Thus, by owning these debt securities, holders are one of the issuer’s unsecured creditors. These debt securities will not be subordinated or senior to any of the issuer’s other unsecured unsubordinated debt obligations. The guarantees will be unsecured obligations of each of BHP Billiton Limited and BHP Billiton Plc and will rank equally as to payment with all their other unsecured and unsubordinated debt, except debt given preference by law. These guarantees will not be subordinated or senior to any of the guarantors’ other unsecured unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against the issuer or the guarantors, the issuer’s obligations under these debt securities and the guarantors’ obligation under the guarantees would rank equally in right of payment with all of the issuer’s and the guarantors’ other unsecured and unsubordinated debt, respectively, except debt given preference by law.

Since most of the guarantors’ operations are conducted by their subsidiaries, they are largely dependent on cash from their subsidiaries for the payment of principal and interest, and additional amounts, if any, pursuant to the guarantees. You should note that there are no limitations on subsidiary companies taking on additional debt other than any limitations that may exist in each subsidiary’s own financing arrangements.

Guarantees

BHP Billiton Limited and BHP Billiton Plc will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, including any additional amounts which may be payable in respect of the debt securities, as described under “Optional Tax Redemption—Payment of Additional Amounts”. BHP Billiton Limited and BHP Billiton Plc guarantee the payment of such amounts when such amounts become due and payable, whether on an interest payment date, at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise. Each of BHP Billiton Plc and BHP Billiton Limited is individually obligated to pay such amounts.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by the issuer or the guarantors as legal holders of debt securities. This is called holding in street name. Instead, the issuer and the guarantors will recognize only the bank or broker holding, or the financial institution the bank or broker uses to hold, its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you are considering holding debt securities in street name, you should check with your own institution to find out:

•	how it will handle debt security payments and notices;

•	whether it will impose fees or charges;

•	how it will handle voting if it were ever required;

•	whether and how you can instruct it to send your debt securities, registered in your own name so you can be a direct holder as described below; and

•	how it will pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

The issuer’s obligations, the guarantors’ obligations, as well as the obligations of the trustee and those of any third parties employed by the issuer, the guarantors or the trustee, run only to persons who are registered as holders of debt securities. As noted above, the issuer and the guarantors do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once the issuer or the guarantors make payment to the registered holder, it has or they have, as the case may be, no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities

What are Global Securities? Global securities are a special type of indirectly held securities, as described above under “Legal Ownership—Street Name and Other Indirect Holders”. The ultimate beneficial owners of global securities can only be indirect holders.

The issuer and the guarantors require that the global securities be registered in the name of a financial institution they select. In addition, the issuer and the guarantors require that the debt securities included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. Neither the issuer nor the guarantors recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global securities. The debt securities offered by this prospectus will only be issued in the form of global securities except in special circumstances described below.

If you are an investor in global securities, you should be aware that:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Legal Ownership—Street Name and Other Indirect Holders”.

•

You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global securities. The issuer, guarantors and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in global securities. The issuer, guarantors and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in global securities be purchased or sold within its system using same-day funds.

Special Situations When Global Securities Will Be Terminated. In a few special situations described later, global securities will terminate and interests in them will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or broker to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Legal Ownership—Street Name and Other Indirect Holders” and “Legal Ownership—Direct Holders”.

The special situations for termination of global securities are:

•	When the depositary notifies the issuer or the guarantors that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters—Events of Default”.

When global securities terminate, the depositary (and not the issuer, the guarantors or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “Legal Ownership—Street Name and Other Indirect Holders”.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where the issuer makes payments.

•

Your rights under several special situations, such as if the issuer or the guarantors merge with another company, if the issuer or the guarantors want to change a term of the debt securities or if the issuer or the guarantors want to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict the issuer’s and the guarantors’ ability to incur liens.

•	Your rights if the issuer defaults in respect of its obligations under the debt securities or experiences other financial difficulties.

•	Your rights if the guarantors default in respect of their obligations under the guarantees or experience other financial difficulties.

•	The issuer’s and the guarantors’ relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of US$1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the applicable corporate trust office of the trustee. The trustee acts as the issuer’s and the guarantors’ agent for registering debt securities in the names of holders and transferring the debt securities. The issuer or the guarantors may change this appointment to another entity or perform the service themselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

The issuer or the guarantors may cancel the designation of any particular transfer agent. The issuer or the guarantors may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the issuer redeems less than all of the debt securities, it may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day the issuer mails the notice of redemption and ends on the day of that mailing. The issuer may also refuse to register transfers or exchanges of debt securities selected for redemption in whole or in part. However, it will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

Payment and Paying Agents

The issuer will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date. (Section 307)

The issuer will pay interest, principal and any other money due on your debt securities at the applicable corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. The issuer may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that the issuer will pay all the interest for an interest period to, in the case of certificated debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We recommend that street name and other indirect holders consult their banks or brokers for information on how they will receive payments.

The issuer or the guarantors may also arrange for additional payment offices, and may cancel or change these offices, including the issuer’s or the guarantors’ use of the trustee’s corporate trust office. These offices are called paying agents. The Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, acts as paying agent. The issuer or the guarantors may also choose to act as their own paying agent. The issuer or the guarantors must promptly notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

The issuer, the guarantors and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that the issuer pays to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to the issuer. After that two-year period, you may look only to the issuer and the guarantors for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

The issuer and the guarantors are generally permitted to consolidate or merge with another company or firm. The issuer and the guarantors are also permitted to sell or lease substantially all of their assets to another firm or to buy or lease substantially all of the assets of another firm. However, neither the issuer nor the guarantors may take any of these actions unless all the following conditions are met:

•

Where the issuer merges out of existence or sells or leases all its assets, the other entity must be a corporation, partnership or trust duly organized and validly existing under the laws of Australia (or any State thereof), the United Kingdom (or any county thereof), the United States (any State thereof or the District of Columbia) or The Netherlands (or any county thereof).

•

Where BHP Billiton Plc or BHP Billiton Limited merges out of existence or sells or leases all its assets, the other entity must be a corporation, partnership or trust duly organized and validly existing under the laws of the applicable jurisdiction. The applicable jurisdiction will be the jurisdiction in which such successor entity is organized. If such other entity is organized under the laws of a jurisdiction other than Australia (or any State thereof), the United Kingdom (or any county thereof), the United States (any State thereof or the District of Columbia) or The Netherlands (or any county thereof), it must indemnify you against any tax, assessment, governmental charge or other cost resulting from the transaction.

•

If the issuer, BHP Billiton Plc or BHP Billiton Limited merges out of existence or sells or leases substantially all of its assets, the other entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to the entity that merged or transferred its assets.

•

Neither the issuer, BHP Billiton Plc nor BHP Billiton Limited may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Default and Related Matters—Events of Default—What is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	The issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, must deliver certain certificates and other documents to the trustee.

It is possible that a merger or other similar transaction could be treated for US Federal income tax purposes as a taxable exchange by the holders of debt securities for new securities, which could result in holders recognizing taxable gain or loss for US Federal income tax purposes. A merger or other similar transaction could also have adverse tax consequences to holders under other tax laws to which the holders are subject.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to the debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any of the issuer’s or the guarantors’ obligations to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

•	change any obligation of the issuer or the guarantors to maintain an office for payment, transfer or exchange of debt securities and to receive notice and demands; and

•	modify or affect, in any manner adverse to you, the obligations of the issuer or the guarantors in respect of the payment of principal, premium, if any, and interest, if any. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for the issuer or the guarantors to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, the issuer or the guarantors cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “Special Situations—Modification and Waiver—Changes Requiring Your Approval” unless they obtain your individual consent to the waiver. (Section 513)

Changes not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, the issuer and the guarantors will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, the issuer and the guarantors will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if the issuer or the guarantors have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Restrictive Covenants—Defeasance and Covenant Defeasance—Defeasance and Discharge”. (Section 101)

•

The issuer and the guarantors will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If the issuer, the guarantors or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that the issuer or the guarantors may specify (or as the trustee may specify, if it sets the record date). The issuer and the guarantors may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

We recommend that street name and other indirect holders consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

Your debt securities may be redeemed in whole, but not in part, in the three situations described below. The redemption price for the debt securities will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. Furthermore, you must receive between 30 and 60 days notice before your debt securities are redeemed.

The first situation is where, as a result of a change in, execution of or amendment to, any laws or treaties or the official application or interpretation of any laws or treaties, the issuer or any guarantor determines that it or they would be required to pay additional amounts as described later under “Special Situations—Payment of Additional Amounts”.

This applies only in the case of changes, executions or amendments that occur in the jurisdiction where the issuer, BHP Billiton Plc or BHP Billiton Limited are incorporated. If the issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem the debt securities in this case if the issuer or the relevant guarantor, as the case may be, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to it.

The second situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, the guarantors determine that they or any subsidiary of any guarantor would have to deduct or withhold tax on any payment made to the issuer to enable it to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions or amendments that occur in the jurisdiction where the issuer, BHP Billiton Plc and BHP Billiton Limited are incorporated. If the issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem in this case if the issuer or the relevant guarantor, as the case may be, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to it.

The third situation is where, following a merger, consolidation or sale or lease of the issuer’s or either guarantor’s assets to a person that assumes or, if applicable, guarantees the issuer’s obligations on the debt securities or the respective guarantor’s obligations on the guarantees, that person would be required to pay additional amounts as described later under “Special Situations—Payment of Additional Amounts”.

The issuer or the other person will have the option to redeem the debt securities in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither the issuer nor that person has any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation.

If the issuer or the guarantors intend to engage in an optional tax redemption, the issuer or the guarantors shall deliver to the trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108)

Payment of Additional Amounts

All payments of principal, premium, if any, and interest, if any, in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a relevant taxing jurisdiction unless that withholding or deduction is required by law. A relevant taxing jurisdiction is any jurisdiction under the laws of which the issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, or any successor entity, is organized (or any political subdivision or taxing authority of, or in, that jurisdiction having power to tax).

The indenture provides that if withholding or deduction is required by law, then the issuer or the guarantors, as the case may be, must pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a relevant taxing jurisdiction, will not be less than the amount then due and payable on that debt security. However, the indenture also provides that the issuer or the guarantors, as the case may be, will not be required to make any payment of additional amounts in any of the following circumstances:

•	The underlying tax, assessment duty or other governmental charge:

•

is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction;

•

is for a tax or charge imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the later of the date the debt security became due and payable or after the date on which payment was duly provided for;

•	is an estate, inheritance, gift, transfer, personal property or similar tax, assessment or other governmental charge;

•	is normally payable in a manner that does not involve withholding or is a collection mechanism for such a tax;

•

is imposed or withheld because the holder or beneficial owner failed to comply with any of the issuer’s or the guarantors’ requests for the following that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information or reporting requirements;

•

in the case of a payment made by BHP Billiton Finance (USA) under a debt security or by BHP Billiton Limited under its guarantee, results from the debt security or the guarantee being presented for payment in Australia unless presentment could not have been made elsewhere; or

•

in the case of a payment made by BHP Billiton Plc under its guarantee, results from the debt security or the guarantee being presented for payment in the United Kingdom unless presentment could not have been made elsewhere.

•

The underlying withholding or deduction is required to be made pursuant to European Union Directive 2003/48/EC, any law implementing this Directive, or any other Directive on the taxation of savings, implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

•

The payment of additional amounts is for any withholding or deduction required to be made with respect to a debt security presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union.

•

The holder of a debt security is the issuer’s “associate” (as that term is defined in Section 128(F)(9) of the Australian Income Tax Assessment Act of 1936 (the Australian Tax Act)) and, as a result, the Australian Tax Act requires withholding tax to be paid on interest or amounts in the nature of interest payable on the debt security.

•

A determination is made by the Australian Commissioner of Taxation that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither the issuer nor the guarantors participated in the scheme.

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes in the case of a fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to additional amounts had it been the holder of such debt security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to the issuer, BHP Billiton Limited or BHP Billiton Plc is incorporated. Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “Special Situations—Optional Tax Redemption.”

Restrictive Covenants

Restrictions on Liens

Some of the issuer’s or the guarantors’ property may be subject to a mortgage or other legal mechanism that gives the issuer’s and the guarantors’ lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over the issuer’s or the guarantors’ general creditors if it or they fail to pay them back. These preferential rights are called liens. The issuer and the guarantors promise that they will not become obligated on any new debt for borrowed money that is secured by a lien on any of their properties, unless they grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. This provision does not restrict the ability of subsidiaries of the guarantors (other than the issuer) to create, incur, assume or suffer to exist any liens. At the date of this prospectus, a substantial portion of the consolidated assets of the guarantors is held by their subsidiaries and thus would not be subject to this restriction on liens.

Neither the issuer nor the guarantors need to comply with this restriction if the amount of all debt that would be secured by liens on the issuer’s or the guarantors’ properties, excluding the debt secured by the liens that are listed below, is less than 10% of BHP Billiton Group’s net tangible assets (as defined below). (Sections 101 and 1008).

The restriction on liens applies only to liens for borrowed money. In addition, this restriction on liens also does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the debt securities;

•

liens for taxes, assessments, government charges or claims which are being contested in good faith by appropriate means promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with Australian or United Kingdom generally accepted accounting principles shall have been made;

•

liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

•

any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

•	any lien arising by operation of law or imposed by a court or tribunal;

•

liens arising in cash management arrangements, any rights of banks to net or set-off deposits against debts owed to said bank, other normal banking transactions or in the ordinary course of business letter of credit transactions and liens against collateral posted against obligations under exchange-traded forward sale contracts entered into in the ordinary course of business;

•

liens on the assets of any entity existing at the time such assets are acquired by the issuer or the guarantors, whether by merger, consolidation, purchase of assets or otherwise; provided that such liens:

•	are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the issuer or the guarantors; and

•	do not extend to any other property of the issuer, BHP Billiton Limited or BHP Billiton Plc;

•

liens over or affecting any asset or project established, acquired, developed or expanded where the lien was created to secure the purchase price or the financing of the establishment, acquisition, development, expansion or operation of that asset or project and the principal amount secured by the lien does not exceed the purchase price or financing, including any costs of establishment, acquisition, development, expansion or operation;

•

liens to secure loans provided, supported or subsidized by a governmental agency, export credit agency or a lending organization established by the United Nations, the European Union, the International Monetary Fund or other international treaty organization or created to secure pre-export financing or future flow finance arrangements provided that the financing is entered into to mitigate against political risk, including, without limitation, remittance risk;

•

any lien securing the whole or any part of the issuer’s or the guarantors’ interest in any joint venture, including the revenues and assets derived by the issuer or the guarantors from such joint venture or employed by the issuer or the guarantors in such joint venture, which is in favor of its co-venturers and/or the manager or operator (including any person from the time being fulfilling any of the functions of a manager or operator) as security for the due payment of amounts payable under or in respect of such joint venture;

•

liens created in connection with convertible or exchangeable bonds or notes where the lien is created over the assets into which the convertible or exchangeable bonds or notes may be converted or exchanged and secures only the obligation of the issuer to effect the conversion or exchange of the bonds or notes into such assets;

•	liens over or affecting any goods or documents of title to goods arising in the ordinary course of trade finance incurred in the ordinary course of business;

•	liens in favor of BHP Billiton Limited or BHP Billiton Plc or any of their subsidiaries;

•	purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of our business;

•	liens securing the issuer’s or the guarantors’ obligations under interest rate agreements, currency agreements or commodity hedging agreements (as defined below);

•	liens arising in the discounting of receivables, to the extent that the value of the assets over which the lien exists does not exceed US$500,000,000 in the aggregate;

•	liens arising pursuant to sale and leaseback transactions;

•	liens encumbering property or assets under construction arising from progress or partial payments by one of the guarantors’ customers relating to such property or assets;

•

liens upon specific items of the issuer’s or the guarantors’ inventory or other goods, and proceeds of inventory or other goods, securing the issuer’s or the guarantors’ obligations relating to bankers’ acceptances, issued or created for the issuer’s or the guarantors’ account to facilitate the purchase, shipment or storage of the inventory or other goods;

•

liens securing industrial revenue, development or similar bonds issued by the issuer or the guarantors, or for the issuer’s or the guarantors’ benefit, provided that the industrial revenue, development or similar bonds are non-recourse to the issuer or the guarantors;

•	the sale or other transfer of:

•

any minerals in place, or for the future production of minerals, for a specified period of time, or in any amount, such that the purchaser will realize from such sale or transfer a specified amount of money or minerals; or

•	any other interest in property that is commonly referred to as a “production payment”;

•

other liens incidental to the conduct of the issuer’s or the guarantors’ business, as the case may be, or the ownership of assets that do not materially detract from the value of the property subject thereto in its use for the issuer’s or the guarantors’ business; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above, so long as

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be extended, renewed or replaced; and

•

the extension, renewal or replacement lien is limited to all or a part of the same property, including improvements, that originally secured the lien to be extended, renewed or replaced. (Section 1008)

Definitions:

“Commodity hedging agreement” means any commodity derivative, exchange, swap agreement or other similar agreement or arrangement designed to protect the guarantors or any of their subsidiaries against fluctuations in commodity prices.

“Currency agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the guarantors or any of their subsidiaries against fluctuations in currency values.

“Interest rate agreement” means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which any guarantor or any of their subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

“Net tangible assets” means all of the assets of the guarantors and their subsidiaries (except goodwill, trademarks, patents, trade names and all other intangible assets) less all current liabilities, all as shown in the most recent consolidated financial statements of the BHP Billiton Plc Group, which are the consolidated accounts of the BHP Billiton Group, prepared on a consolidated basis in accordance with IFRS.

You should note that at June 30, 2011, the BHP Billiton Group had US$1,518 million of total secured debt.

Restrictions on Sales and Leasebacks

Neither the issuer nor the guarantors will enter into any sale and leaseback transaction involving a property, other than as allowed by this covenant, as described below. A sale and leaseback transaction is an arrangement between the issuer or the guarantors and a bank, insurance company or other lender or investor where it or they lease a property that it or they previously owned for more than six months and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The restriction on sales and leasebacks does not apply to any sale and leaseback transaction between any companies of the BHP Billiton Group. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary (other than the issuer) to enter into sale and leaseback transactions. At the date of this prospectus, a substantial portion of the issuer’s and the guarantors’ consolidated assets are held directly by subsidiaries other than the issuer and so would not be subject to the covenant restricting sale and leaseback transactions.

The covenant allows the issuer or the guarantors to enter into sale and leaseback transactions in two additional situations. First, the issuer or the guarantors may enter into sale and leaseback transactions if it or they could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.

Second, the issuer or the guarantors may enter sale and leaseback transactions if, within one year of the transaction, the issuer or the guarantors, as the case may be, invest an amount equal to at least the net proceeds of the sale of the principal property that the issuer or the guarantors, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of the issuer’s or the guarantors’ property or used to retire indebtedness for money that it or they borrowed, incurred or assumed that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or which may be extended beyond 12 months from that date at the issuer’s or the guarantors’ option. (Section 1009)

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to your debt securities only if the issuer or the guarantors so elect. (Article 13)

Defeasance and Discharge

The issuer or the guarantors can legally release themselves from any payment or other obligations on the debt securities or the guarantees, as the case may be, except for various obligations described below, if the issuer or the guarantors, in addition to other actions, put in place the following arrangements for you to be repaid:

•

The issuer or the guarantors must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

The issuer or the guarantors must deliver to the trustee a legal opinion of the issuer’s or the guarantors’ counsel confirming that either (A) there has been a change in United States federal income tax law or (B) the issuer or the guarantors have received from, or there has been published by, the United States Internal Revenue Service a ruling, in each case to the effect that it or they may make the above deposit without causing you to be taxed on the debt securities any differently than if it or they did not make the deposit and just repaid the debt securities themselves at maturity.

However, even if the issuer or the guarantors take these actions, a number of their obligations relating to the debt securities or the guarantees, as the case may be, will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The issuer or the guarantors can be legally released from compliance with certain covenants, including those described under “Restrictive Covenants” and including the related Events of Default if the issuer or the guarantors, as the case may be, take all the steps described above under “Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term event of default means any of the following:

•

Neither the issuer nor either guarantor pays the principal or any premium on a debt security at its maturity and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than three business days.

•	Neither the issuer nor either guarantor pays interest or any additional amounts on a debt security within 30 days of its due date.

•

The issuer or either guarantor remains in breach of a covenant or any other term of the indenture applicable to the debt securities and the guarantees for 60 days after the issuer and the guarantors receive a notice of default stating the issuer or any guarantor is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities.

•

The issuer’s or either guarantor’s other borrowings in principal amount of at least US$100,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings, without such acceleration having been rescinded or annulled within a period of 10 days after the issuer and the guarantors receive a notice of default from the trustee or holders of 25% of the principal amount of the debt securities.

•	An order is made or a resolution is passed for the issuer’s or either guarantor’s winding up.

•	The issuer or either guarantor stops payment of its debts generally.

•	The issuer or either guarantor enters into or makes any arrangement with its creditors generally, including the entering into of some form of moratorium with its creditors generally.

•

A court having jurisdiction in the premises enters a decree or order for relief in respect of the issuer or any guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or a receiver, administrator, trustee or similar officer is appointed over the whole or substantially the whole of the issuer’s or either guarantor’s assets in Australia or the United Kingdom.

•	The issuer or either guarantor is declared insolvent by a competent judicial authority or admits in writing its inability to pay its debts as they fall due.

•

The issuer or either guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, other than a case commenced under an applicable law not pertaining to bankruptcy or insolvency for the purposes of a reorganization where the issuer or the said guarantor, as the case may be, are solvent, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) over the whole or substantially the whole of its or their property in Australia or the United Kingdom, as the case may be, or make any general assignment for the benefit of creditors. (Section 501)

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee may, and at the direction of the holders of 25% in principal amount of the debt securities shall, declare the entire principal amount and any accrued interest of all the debt securities to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities if the issuer or the guarantors have paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and the issuer or the guarantors have satisfied certain other conditions. (Section 502)

Other than the duty to act with the required standard of care in the case of a default, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If indemnity in form and amount satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions specified under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities must make a written request that the trustee take action because of the default, and must offer indemnity in form and amount satisfactory to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508)

We recommend that street name and other indirect holders consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

The issuer and the guarantors will furnish to the trustee within 120 days of the end of their respective fiscal years a written statement of certain of the issuer’s or the guarantors’ officers certifying that, to their knowledge, the issuer and the guarantors are in compliance with the indenture and the debt securities, or else specifying any default and the nature and status thereof. (Section 1005)

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the debt securities offered in this offering, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debt securities offered in this offering in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, shall be fungible for United States federal income tax purposes with, and shall have the same terms as to status, redemption or otherwise as, those debt securities.

Regarding the Trustee

Several members of the BHP Billiton Group maintain banking relations with the trustee, or affiliates of the trustee, in the ordinary course of their business.

If the trustee has a conflicting interest with respect to the debt securities within the meaning of the Trust Indenture Act of 1939, the trustee may be required to resign as trustee under the indenture and the issuer or the guarantors would be required to appoint a successor trustee.

Governing Law

The indenture is, and the debt securities and guarantees will be, governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Consent to Service of Process

The indenture provides that the issuer and each guarantor have severally appointed CT Corporation as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities offered under the indenture brought in any federal or state court in the Borough of Manhattan, City of New York, New York, and the issuer and each guarantor will irrevocably submit to the non-exclusive jurisdiction of such courts in any such legal action or proceeding.

CLEARANCE AND SETTLEMENT

Debt securities that BHP Billiton Finance (USA) issues may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities BHP Billiton Finance (USA) issues in global form will be made in United States dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants or accountholders. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants or accountholders. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants and accountholders perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to other such banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its accountholders, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgium Banking and Finance Commission (Commission Bancaire et Financier) and The National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment. This eliminates the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear participants or that have relationships with Euroclear accountholders.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s same-day funds settlement system.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in United States dollars, on the settlement date. For payments in a currency other than United States dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form or such other procedures as are applicable for other securities.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg accountholders on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s same-day funds settlement system for debt securities.

If payment is made in United States dollars, settlement will be in same-day funds. If payment is made in a currency other than United States dollars, settlement will be free of payment. If payment is made other than in United States dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Accountholders

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg accountholders will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between DTC and Euroclear or Clearstream, Luxembourg

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the debt securities either against payment or free of payment.

The beneficial interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing debt securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in debt securities, or to receive or make a payment or delivery of debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

MATERIAL TAX CONSEQUENCES

The following statements with respect to taxation do not take into account all the specific circumstances that may be relevant to a particular holder and are based on advice we have received. We urge you to consult your own tax advisors concerning the consequences, in your particular circumstances, under Australian, United Kingdom and United States federal, state and local tax laws, and the laws of any other relevant taxing jurisdiction, of the ownership of the debt securities. The statements with respect to taxation presented here, together with the statements with respect to taxation contained in the prospectus supplement, will be a summary of the material tax consequences which will generally be applicable to certain holders of debt securities being offered. If there is any inconsistency between the statements with respect to taxation presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

Australian Taxation

This section summarizes the major Australian tax consequences which will generally be applicable to a holder who is a resident of the United States and is not a resident of Australia for Australian tax purposes. This summary reflects the current provisions of the Australian Income Tax Assessment Act 1936 (the “Australian Tax Act”), the Australian Income Tax Assessment Act 1997 and the Australian Taxation Administration Act 1953, and is the opinion of Greenwoods & Freehills Pty Limited, the Australian taxation counsel to the issuer.

The matters contained in this summary are not comprehensive of all possible Australian tax considerations that could apply to particular holders. Each holder’s individual circumstances will vary and each holder should seek expert advice on all Australian tax considerations that may be applicable to their own circumstances.

Payments of Principal, Premium and Interest

The general position under current Australian income tax law is that non-resident holders of the debt securities or interests in any global security are not subject to Australian income tax on payments of interest or amounts in the nature of interest, other than interest withholding tax (currently 10%—unless an exemption applies, as to which see comments below) on interest or amounts in the nature of interest paid on the debt securities. This general position does not apply where a person holds such debt securities or interests in any global security as part of a business carried on at or through a permanent establishment in Australia (an “Australian Branch”).

There is a general exemption from interest withholding tax provided the requirements in section 128F of the Australian Tax Act are met.

The issuer intends to offer and sell the debt securities in a manner that will satisfy the requirements of section 128F of the Australian Tax Act. Accordingly, if the section 128F requirements are satisfied, payments of interest to non-residents will not be subject to Australian interest withholding tax.

The key requirements of section 128F are as follows:

•

The exemption applies to interest paid on “debentures” and certain other instruments classified as debt interests for the purposes of the Australian Tax Act. The term “debentures” is widely defined and includes debenture stock, bonds, notes and any other security of a company, whether constituting a charge on the assets of the company or not.

•

The issuer is a resident of Australia when the debt securities are issued and when “interest” (widely defined) is paid. (The exemption also applies in certain situations where the issuer is a non-resident conducting operations through an Australian Branch.)

•

The debt securities are either issued in a manner that satisfies the “public offer test” in section 128F (described in more detail below), or the debt securities are “global bonds” as defined by subsection 128F(10).

•

Subject to limited exceptions, at the time of the issue of the debt securities or global bonds, the issuer does not know, or have reasonable grounds to suspect that the debt securities or global bonds, or an interest in them is being, or would later be, acquired, directly or indirectly, by one of its “associates” (as defined in subsection 128F(9)). There are certain circumstances in which an issue to an associate will not result in the loss of the section 128F exemption, and these circumstances are set out in more detail below.

•

Subject to limited exceptions, at the time of the payment of interest on the debt securities, the issuer does not know nor does the issuer have reasonable grounds to suspect that the payee is its “associate”. There are certain circumstances in which a payment of interest to an associate will not result in loss of the section 128F exemption, and these circumstances are set out in more detail below.

To satisfy the “public offer test”, the relevant debt security must be offered for issue in one or other of five ways, broadly stated as follows:

•	to 10 or more professional financiers, investors or dealers who are not associates of each other; or

•	to 100 or more potential investors; or

•	as a result of being listed on a stock exchange; or

•	as a result of negotiations being initiated publicly in electronic form, or in another form that was used by financial markets for dealing in debentures or debt interest; or

•	to dealers, managers or underwriters who offer to sell the debt securities within 30 days by one of the preceding methods.

As mentioned above, a global bond is also an instrument which can qualify for the section 128F withholding tax exemption. In order to be classified as a global bond for Australian income tax law:

•	the debt securities must describe themselves as global bonds or global notes;

•	the debt securities must be issued to a clearing house, or to a person as trustee for one or more clearing houses;

•	in connection with the issue, the clearing houses must confer rights in relation to the debenture on other persons and record the existence of those rights;

•	before the issue of the debt securities it must be announced that such rights will be able to be created;

•	the public offer test set out above must be satisfied in relation to the rights; and

•

under the terms of the debt securities it must be possible for interests in the debt securities to be surrendered in exchange for other debentures issued by the same issuer that are not themselves global bonds.

Where “associates” may be involved, the exemption from withholding tax under section 128F will not be lost by reason of the issue of the security, or payment of interest, to an “associate” in the following circumstances:

•	If at the time of issue of the relevant debt securities:

•	a non-resident associate acquires the debt securities in carrying on a business at or through a permanent establishment of the associate in Australia; or

•	a resident associate acquires the debt securities but not in carrying on a business at or through a permanent establishment outside Australia; or

•	the debt securities are acquired by an associate in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme; or

•	the debt securities are acquired by an associate in the capacity of a dealer, manager or underwriter in relation to the placement of the debt securities.

If at the time for payment of any interest on the debt securities, such a payment is made to:

•	a non-resident associate who receives the interest in carrying on business in Australia at or through a permanent establishment; or

•	a resident associate who does not receive the interest in connection with a business carried on at or through a permanent establishment outside Australia; or

•	an associate who receives the interest in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of an Australian registered scheme.

In the event the issuer fails to pay interest on the debt securities, BHP Billiton Limited may make payments to the holders of debt securities under the guarantee. In determining whether such payments would be interest for withholding tax purposes, the character of the interest payable under the debt security is important. The Australian Taxation Office’s view, as reflected in Taxation Determination TD 1999/26, is that such payments under the guarantee will be considered interest for withholding tax purposes and exempt from withholding tax under section 128F, provided the requirements of section 128F are satisfied in relation to interest payable on the debt securities.

Therefore, if the requirements of section 128F are satisfied in relation to interest payable on the debt securities, interest withholding tax should not be payable in relation to any guarantee payments made by BHP Billiton Limited.

Even if the requirements of section 128F are not satisfied in relation to interest payable on the debt securities, interest withholding tax will not apply to a holder of debt securities that:

•	is a resident of the United States and entitled to the benefit of the Double Tax Agreement between Australia and the United States (the “DTA”);

•	is a “financial institution” (as that term is defined in the DTA) that is unrelated to, and dealing wholly independently with, the issuer or is a government entity; and

•	in respect of interest paid to a “financial institution”, the interest is not paid to the holder as part of a “back to back” arrangement.

If the issuer is compelled by law at any time to deduct or withhold an amount in respect of any taxes, the issuer may be required to pay such additional amounts as may be necessary in order to ensure that the net amounts the holder receives in respect of the debt securities after such deductions or withholding will equal the respective amounts that would have been receivable had no such deduction or withholding been required. If this occurs, the issuer may have the right to redeem the debt securities. Refer to the sections entitled “Description of Debt Securities That We May Offer—Payment of Additional Amounts” and “Description of Debt Securities That We May Offer—Optional Tax Redemption” for further details.

Profit on redemption of debt securities

Where a holder who is a United States resident makes a profit on redemption of a debt security which is treated as income for Australian tax purposes, the profit would not be subject to Australian income tax if the debt security is not held as part of an Australian Branch, the holder is an enterprise within the meaning the DTA and the holder is entitled to the benefits accorded by the DTA. Relevantly, if a holder who is a United States resident makes a profit on redemption of a debt security:

•

The profits would be of an income nature if derived as part of an investment or trading business or if the debt securities are “traditional securities” under the Australian Tax Act. A traditional security is one where there is no issue discount or deferred return, or if there is such a discount or return but it is de minimis in amount.

•

The holder should constitute an “enterprise” for the purpose of the DTA if the debt securities are acquired as part of an investment or trading business, or for the purpose of deriving a profit on sale or redemption.

If the profits on redemption were of a capital nature, no Australian tax should be payable on those profits unless the debt securities were held in connection with an Australian Branch. The profits may be of a capital nature if the debt securities were not traditional securities and were held for the purposes of long-term investment.

To the extent that any profit or gain on redemption is treated as interest, or in the nature of interest, Australian withholding tax would apply but provided the requirements in section 128F were met, the withholding tax exemption would be available. Discount on the issue of debt securities would, for example, be treated as interest derived by the holder on redemption of the debt securities and if as expected by the issuer the requirements of section 128F will be satisfied, the section 128F exemption would apply to such interest.

Profits on sale of debt securities to third parties

Non-resident holders of debt securities will not be subject to Australian income tax on profits derived from the sale or disposal of the debt securities (other than by way of redemption), provided that the profits do not have an Australian source or, if the holder is entitled to the benefits of a double tax agreement between Australia and another jurisdiction, the debt securities are not held as part of a business carried on at or through an Australian Branch.

The source of any profit on the disposal of the debt securities will ordinarily depend on the factual circumstances of the actual disposal. Profits should not have an Australian source where debt securities are acquired and disposed of pursuant to contractual arrangements negotiated, entered into and concluded outside Australia, and the seller and the purchaser are non-residents of Australia and do not have permanent establishments in Australia. Even where the profits did have an Australian source, the DTA would prevent Australia from imposing income tax if the seller is entitled to benefits under the DTA, the debt security is not held in connection with an Australian Branch and the seller is an enterprise within the meaning of the DTA.

Specific rules apply to treat a portion of the sales price of certain debt securities as interest for withholding tax purposes. The rules have application when debt securities originally issued at a discount (or with a premium payable on maturity), or which do not pay interest at least annually, are disposed of to:

•	an Australian resident that does not acquire the debt securities in the course of carrying on a trade or business through a permanent establishment outside Australia; or

•	a non-resident of Australia who acquires the debt securities as part of an Australian Branch.

The amount of any sales price of the debt securities that is treated as interest under these rules would be covered by the exemption contained in section 128F, provided the requirements of section 128F were satisfied in respect of that debt security.

Other Australian Taxes

No liability for goods and services tax in Australia will arise from the issue of the debt securities, nor from the payment of principal, premium (if any) and interest by the issuer in respect of the debt securities.

No ad valorem stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of the debt securities. A transfer of or agreement to transfer debt securities, executed outside of Australia, will not be subject to Australian stamp duty.

The Commissioner of Taxation may give a direction under section 255 of the Australian Tax Act, or section 260-5 of Schedule 1 to the Taxation Administration Act 1953, requiring the issuer to deduct from any payment to any other party (including for example any holder of debt securities) any amount in respect of income tax payable by that other party in respect of the other party’s other Australian sourced income or sales.

A form of withholding tax at the rate of (currently) 46.5% on the payment of interest on certain securities will be imposed (under section 12-140 of the Taxation Administration Act 1953), unless the relevant investor has quoted a tax file number (“TFN”), in certain circumstances an Australian Business Number (“ABN”) or proof of some relevant exemption. On the assumption that the debt securities will be in registered form, and the requirements of section 128F will be met as regards the debt securities, this rule should not apply to payments to a holder of debt securities who is not a resident of Australia for tax purposes and who does not hold debt securities in connection with a business carried on through an Australian Branch. Amounts may need to be withheld from payments made to holders of debt securities who are residents of Australia and who do not quote a TFN, ABN, or provide proof of an applicable exemption.

Recent Developments—Taxation of Financial Arrangements

Division 230 of the Income Tax Assessment Act 1997 which was recently enacted into the Australian Tax Act by the Tax Laws Amendment (Taxation of Financial Arrangements) Act 2009 (“TOFA Act”) contains new rules which represent a new code for the taxation of receipts and payments in relation to (widely defined) “financial arrangements”. The new rules contemplate a number of different methods for bringing to account gains and losses in relation to financial arrangements (including, accruals, realisation, fair value, retranslation, hedging and use of financial accounting records). The new measures apply to financial arrangements acquired on or after July 1, 2010 (unless an election was made to include transactions undertaken before this date). The measures apply to affected taxpayers (above relevant asset/turnover thresholds, although taxpayers below the thresholds can elect-in if they wish). As is made clear in the Explanatory Memorandum accompanying the Bill to the TOFA Act, the new rules do not affect the exemption from interest withholding tax available under section 128F of the Australian Tax Act. The Australian tax consequences set out above as regards a profit on redemption of debt securities or on sale of debt securities to third parties should also not be different under the new rules to the extent that they apply.

United States Federal Income Taxation

This section is a discussion of the material United States federal income tax considerations for initial purchasers of debt securities who are “U.S. Holders” (as defined below) and who purchase the debt securities at the price set forth on the cover of the relevant prospectus supplement and who will hold the debt securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986. This discussion is the opinion of Sullivan & Cromwell LLP, United States tax counsel to the BHP Billiton Group. This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not describe all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as the debt securities held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, non-U.S. Holders and tax-exempt organizations (including private foundations)) or to persons that will hold the debt securities as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not discuss any state, local, or non-United States tax considerations. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the debt securities.

For the purposes of this discussion, a “U.S. Holder” is a beneficial owner of a debt security that is, for United States federal income tax purposes:

(i) an individual who is a citizen or resident of the United States,

(ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof,

(iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

(iv) a trust,

(A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or

(B) that has otherwise elected to be treated as a United States person.

Payments of Interest

Interest payable on the debt securities will be taxable to a U.S. Holder as ordinary income when received or accrued in accordance with the U.S. Holder’s method of tax accounting and will constitute foreign source income for United States federal income tax purposes. If any non-United States taxes are withheld in respect of any payments on the debt securities, a U.S. Holder may elect to claim either a deduction or, subject to certain complex limitations, a foreign tax credit for United States federal income tax purposes. If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, for a particular tax year, such election will apply to all foreign taxes paid by the U.S. Holder in the particular year.

Sale, Redemption, or Retirement of Debt Securities

A U.S. Holder will generally recognize United States source capital gain or loss upon the sale, redemption, retirement, or other disposition of the debt securities in an amount equal to the difference between the amount realized from such disposition, other than any amount attributable to accrued but unpaid interest, and the U.S. Holder’s tax basis in the debt securities. Any such gain or loss will generally be long-term if the debt securities have been held for more than one year. The deductibility of a capital loss is subject to limitations.

United Kingdom Taxation

The following statements on UK taxation are based on current UK law and HM Revenue and Customs’ (“HMRC”) published practice. The statements relate only to the incidence of UK withholding tax and the incidence of UK tax by direct assessment on payments made by BHP Billiton Plc under the terms of its guarantee in respect of interest payable to holders of the debt securities. Such UK law and published practice may change, possibly with retrospective effect, with the result that the UK tax position is different from that described below. The statements do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who are the absolute beneficial owners of the debt securities and may not apply to certain classes of persons such as dealers, certain professional investors or persons connected with the issuer or guarantor. We recommend that any holders or prospective holders who are in doubt as to their own tax position consult their professional advisers.

UK Withholding Tax

Although the position is not clear, we have been advised that, based on a consideration of the reported cases, any payments made by BHP Billiton Plc under its guarantee, may, depending on any exemptions or reliefs that may be available, be subject to United Kingdom withholding tax (currently at 20%). This depends, among other things, on the nature (for tax purposes) of such payments made by BHP Billiton Plc and whether such payments are regarded as having a UK source. If a payment by BHP Billiton Plc under the guarantee is made to a holder of a debt security and is subject to withholding tax, BHP Billiton Plc would be required under the Indenture to pay additional amounts to the holder with respect to that withholding in the circumstances more particularly described and subject to the exceptions set forth under the caption “Description of Debt Securities That We May Offer—Payment of Additional Amounts”. In particular (but without limitation to the generality of the foregoing) if the withholding could have been avoided by the holder making a declaration or providing certain information but the holder fails to do so or if the withholding is made pursuant to the Directive (as defined below), it will be noted that no additional amount need be paid. The holder should also note that our right to redeem the debt securities more particularly described under the caption “Description of Debt Securities That We May Offer—Optional Tax Redemption” would not apply as a result of BHP Billiton Plc becoming obliged to pay such additional amounts, subject to exceptions described under that caption and notably an exception if the additional amount becomes payable as a result of a change in, execution of or amendment to, a law or treaty, or a change in the official application or interpretation of a law or treaty affecting its obligation to pay such additional amounts.

UK Tax by Direct Assessment

Where payment is made by BHP Billiton Plc under the guarantee, the amount payable may be chargeable to United Kingdom tax by direct assessment against a holder of a debt security. Such payment made under the guarantee should not be assessed to United Kingdom tax in the hands of holders of the debt securities who are not resident in the United Kingdom, except where such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom permanent establishment, branch or agency in connection with which the payment is received or to which the debt securities are attributable, in which case (subject to certain exemptions for interest received by certain categories of agent) tax may be levied on the United Kingdom permanent establishment, branch or agency. Holders should note that the provisions relating to additional amounts referred to in the section entitled “Description of Debt Securities That We May Offer—Payment of Additional Amounts” would not apply if HMRC sought to assess directly the person entitled to the relevant payment to United Kingdom tax.

European Union Savings Directive

We have been advised that the Council of the European Union has adopted a Directive regarding the taxation of savings income (European Council Directive 2003/48/EC, the “Directive”). Under the Directive, Member States are required to provide to the tax authorities of another Member State information regarding payments of interest or other similar income made by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entities established, in that other Member State. However, Luxembourg and Austria will instead (unless during that period they elect otherwise) operate a withholding system for a transitional period in relation to those payments, the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system). On November 13, 2008, the European Commission published a proposal for amendments to the Directive and the European Parliament approved an amended version of this proposal on April 24, 2009. If implemented, the suggested changes would broaden the scope of the requirements described above. Holders should consult their tax advisors regarding the implications of the Directive in their particular circumstances.

PLAN OF DISTRIBUTION

We may sell any series of debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors; or

•	directly or through agents to other purchasers.

An accompanying prospectus supplement will set forth the terms of the offering of the debt securities, including:

•	the name or names of any underwriters or agents involved in the sale of the debt securities;

•	the purchase price of such securities and the proceeds to be received by us;

•	the initial public offering price of such securities;

•	the principal amounts, if any, to be purchased by underwriters;

•	the compensation, if any, of such underwriters or agents; and

•	any exchange on which the securities will be listed.

If we use underwriters for the sale of debt securities, the underwriters may acquire the securities for their own account and may resell the debt securities from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of the sale; or

•	at prices related to prevailing market prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions. The underwriters will be obligated to purchase all of such securities, if any are purchased.

Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obliged to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange. Securities offered by a prospectus supplement will be a new issue of securities and will have no established trading market.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us under the Securities Act of 1933, or to contribution with respect to payments that the underwriters or agents may be required to make.

Underwriters and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities and guarantees will be passed upon for the BHP Billiton Group by Sullivan & Cromwell, Melbourne, Australia as to certain matters of New York law and by Sullivan & Cromwell LLP, London, England, as to certain matters of English law. The validity of the debt securities and guarantees will be passed upon for the BHP Billiton Group by internal legal counsel to the BHP Billiton Group, as to certain matters of Australian law.

EXPERTS

The consolidated financial statements of the BHP Billiton Group as of June 30, 2011 and 2010, and for each of the years in the three-year period ended June 30, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2011 have been incorporated by reference herein and in the registration statement in reliance on the reports by KPMG Audit Plc, independent registered public accounting firm, United Kingdom, and KPMG, independent registered public accounting firm, Australia, incorporated by reference herein, and upon the authority of such firms as experts in accounting and auditing.

LIMITATION ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S LIABILITY

The liability of KPMG Australia in relation to the performance of their professional services to BHP Billiton Limited including, without limitation, KPMG Australia’s audits of our financial statements described under “Experts”, is limited under the Institute of Chartered Accountants in Australia (Victoria) Scheme approved under the Professional Standards Act of 2003 (Victoria), including the Treasury Legislation Amendment (Professional Standards) Act (the “Accountants Scheme”). The Accountants Scheme limits the civil liability of KPMG Australia to ten times reasonable fees for the service up to $75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty.